Exhibit 10.3

AMENDED AND RESTATED CONSTRUCTION FINANCING AGREEMENT

THIS AMENDED AND RESTATED CONSTRUCTION FINANCING AGREEMENT, dated as of June 6, 2014, is effective as of October 29, 2013 (the “Effective Date”) and is by and between Orbit Energy Charlotte, LLC, a North Carolina limited liability company (“Borrower”), and Caterpillar Financial Services Corporation, a Delaware corporation (“Lender”). Capitalized terms used in the following recitals without definition shall have the meanings ascribed thereto in Article I hereof.

RECITALS:

WHEREAS, Borrower desires for Lender to provide certain financing to Borrower in connection with the design, construction and completion of the Project;

WHEREAS, Lender, Borrower and Tipping, LLC, a Delaware limited liability company and Affiliate of Borrower that no longer has any interest in the Project (“Tipping”), entered into that certain Construction Financing Agreement, dated as of October 29, 2013, as amended by that certain First Amendment to Construction Financing Agreement, entered into and effective as of January 31, 2014, and that certain Second Amendment to Construction Financing Agreement, entered into and effective as of April 1, 2014, together with that certain Initial Preliminary Items Agreement, dated as of October 29, 2013 (the foregoing documents shall be referred to, together with all Exhibits and Schedules attached thereto, as the “Original CFA”);

WHEREAS, the Original CFA, by its terms, expressly required an amendment thereto or an amendment and restatement thereof and Borrower and Lender desire to so amend and restate the Original CFA and to make the other agreements set forth herein;

WHEREAS, this Agreement establishes a facility that contemplates two phases, the first of which shall be a construction phase during which Advances shall be made in accordance with the terms hereof and the Construction Note;

WHEREAS, upon Power Substantial Completion of the Project and the satisfaction of certain other terms and conditions hereunder, the second phase of the facility will commence whereby the Construction Note shall be replaced with the Term Note in accordance with the terms hereof; and

WHEREAS, Borrower, Pledgor and Lender have entered into, or shall enter into, certain Security Documents pursuant to which Borrower or Pledgor, as applicable, have granted, or will grant, to Lender certain Liens on, and other rights to, Borrower’s interests in the Land, the Project and other Collateral, and Pledgor’s ownership and other interest in Borrower, in each case, as security for the Obligations of Borrower.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Lender hereby agree as follows:

ARTICLE I

Definitions

Capitalized terms used in this Agreement and the other Transaction Documents without definition, including in their respective preambles and recitals, shall have the meanings provided in Appendix A unless the context clearly requires otherwise. Unless otherwise specified, all accounting terms used herein and in any other Transaction Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP.

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ARTICLE II

Commitment Fee; Required Equity; Advances; Retainage; Construction Note Interest Rate;

Credit Spreads; Taxes; Required Accounts; Control Agreement;

Security Interest; Term; Prepayment; Financial Model

Section 2.01. Commitment Fee. Lender acknowledges receipt of the Commitment Fee and Borrower acknowledges and agrees that the entire Commitment Fee is deemed earned by Lender.

Section 2.02. Equity Investment; Debt Investment; Project Costs.

(a)	Required Equity Investment. Prior to the date of the first Advance and continuing until the Conversion Date, Borrower’s Equity Investment (as hereinafter defined) must be equal to at least the product of the Required Equity Percentage multiplied by the then-current Estimated Project Costs for the Project. As used herein, Borrower’s “Equity Investment” at any one time means the sum of the Project Costs previously paid by Borrower (including any amount being paid concurrently with submission of an application for an Advance but excluding any amounts in the Contingency Reserve Account); provided, however that the funds used by Borrower to pay such Project Costs shall not have been obtained by Borrower pursuant to any loans or other arrangements evidencing Indebtedness of Borrower. Borrower shall promptly notify Lender if Borrower believes changes should be made to the Estimated Project Costs for any reason, including changes in current or future anticipated expenditures. Any such notification shall set forth in reasonable detail the amount and calculations of any such changes. Without limiting the foregoing, it is expressly agreed that Lender may require an analysis by Lender’s Engineer of the Estimated Project Costs at any time, but not more often than monthly. If Lender’s Engineer certifies, following consultation with Borrower, that a change to the Estimated Project Costs is necessary to accurately reflect anticipated or required modifications to the Project Costs, Lender may require such changes. In the event of such modification of Estimated Project Costs: (i) the amount of the “Estimated Project Costs” shall thereafter be deemed to be the modified number; (ii) if the Estimated Project Costs have increased: (A) the Maximum Debt Percentage shall be deemed to be decreased to an amount equal to the Maximum Loan Amount divided by such revised Estimated Project Costs, and (B) the Required Equity Percentage shall be deemed to be increased to an amount equal to One Hundred Percent (100%) minus the revised Maximum Debt Percentage; and (iii) if the Estimated Project Costs have decreased, there shall be no change in the Required Equity Percentage or Maximum Debt Percentage. Without limiting the foregoing, and notwithstanding anything to the contrary herein: (1) in the event the remaining total costs of completing the Project at any time exceeds the remaining amount Lender would be required to advance pursuant to Section 2.02(b) hereof as a result of an increase in Estimated Project Costs (such amount being referred to herein as an “Equity Investment Deficiency”): (a) the Equity Investment required from Borrower shall be automatically increased by the amount of such Equity Investment Deficiency; and (b) Lender shall not be required to make any further Advances until such time as Borrower increases its Equity Investment accordingly; and (2) in the event that, at any time, the Debt Investment (as defined in Section 2.02(b) below) exceeds the Maximum Loan Amount, Borrower shall, within three (3) Business Days of its receipt of written notice from Lender, pay to Lender an amount equal to such difference (without premium or penalty).

(b)	Maximum Debt Investment. Notwithstanding anything to the contrary in this Agreement or any related Transaction Document and without in any way limiting Borrower’s obligations above with respect to the Equity Investment, it shall be an additional condition precedent to any Advance or release of any Retainage that Lender’s Debt Investment (as hereinafter defined) never exceed the lesser of the Maximum Loan Amount; or (ii) the product of the Maximum Debt Percentage multiplied by the then-current Estimated Project Costs. As used herein, the “Debt Investment” means an amount calculated by Lender to be equal to the sum of: (A) the total of all Advances made by Lender hereunder; (B) interest accrued and unpaid under the Construction Note; (C) the amount of the Debt Service Reserve Required Balance estimated by Lender to be advanced into the Debt Service Reserve Account as a condition to Conversion; (D) any other amounts owed by Borrower to Lender (or estimated by Lender to be owed prior to the anticipated Conversion Date) under Section 13.10 or otherwise; and (E) the amount of any Retainage withheld by Lender (or estimated to be withheld prior to the anticipated Conversion Date) to be disbursed in accordance with Section 4.03 hereof.

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Section 2.03. Advances; Retainage.

(a)	Generally. Subject to the applicable progress of the work performed as of the date for such Advance in the specific breakdown amounts, and as detailed in, the applicable Schedule of Values, Lender shall make Advances to: (i) EPC Contractor, The Austin Company, Equipment Dealer, vendors of the Equipment and other Materials and other applicable payees for the account of Borrower; and (ii) Borrower as reimbursement for Project Costs subject to proof of payment satisfactory to Lender. All Advances are subject to the approval of Borrower, Lender and Lender’s Engineer. Without limiting the foregoing, Borrower expressly agrees: (A) that Lender may elect to pay invoices from, or amounts due to, Equipment Dealer, Caterpillar Inc., an authorized dealer of Caterpillar equipment, The Austin Company, or the seller of the Land, directly to such parties rather than to EPC Contractor or any other Person; and (B) to notify Lender, at the time of any application for an Advance, of any invoices from the Persons described in subsection (A) above that are related to such application. The proceeds of each Advance shall be used solely for the payment of Project Costs. All Advances shall be made in accordance with American Institute of Architects standards, where applicable, or as otherwise approved by Lender.

(b)	Retainage. Unless otherwise agreed by Lender, at the time of each Advance, Lender shall withhold from each Advance to EPC Contractor or The Austin Company an amount (each, a “Retainage”) equal to ten percent (10%) of the Project Costs for which such Advance is requested. The Retainage will be disbursed pursuant to Section 4.03.

(c)	Application. Each application for an Advance: (i) shall be supported by a pay proceeds letter, in the form attached as Exhibit I, executed by a representative of Borrower duly authorized to request Advances under this Agreement; (ii) shall include a written application and payment request, in form and substance satisfactory to Lender and Lender’sEngineer (which may include forms AIA G702 and 703 promulgated by the American Institute of Architects) that is executed by a representative of EPC Contractor; and (iii) shall be supported by such evidence as Lender shall reasonably require, including monthly progress photos, periodic status reports and a monthly updated construction schedule and supporting documentation from applicable Subcontractors. Advance requests submitted by Borrower shall be deemed to constitute Borrower’s approval of such requestedAdvance and, for purposes hereof, the work related thereto. Lender reserves the right to change the forms required for Advances at any time upon prior written notice to Borrower. Borrower acknowledges and agrees that any Person listed on Schedule 4 to this Agreement is a representative of Borrower duly authorized to request Advances under this Agreement. Advances may not be requested more than once per calendar month. All applications for Advances and supporting documentation must be provided at least seven (7) Business Days prior to the date of the Advance unless waived by Lender in each instance. Each application for an Advance shall be sent by Borrower to the office of Lender, at the following address: Caterpillar Financial Services Corporation, 2120 West End Avenue, Nashville, TN 37203 Attention: Credit Manager, Cat Power Finance – Americas, or in such other manner or to such other address designated by Lender in writing from time to time (which may include, at Lender’s option, submission by electronic means such as electronic mail or facsimile). Borrower shall apply only for Advances for work that has been completed, and as provided for in the Schedule of Values. Without limiting the foregoing, it is expressly agreed that Borrower shall not apply for Advances, and Lender shall not have any obligation to make any Advances, for any Project Element in an amount that: (A) causes the expenditures for that Project Element to exceed its Scheduled Value (plus any unused portion of the applicable contingency set forth as a Scheduled Value); or (B) exceeds the value of the applicable progress of the work performed as of the date stated in the Advance with respect to such Project Element.

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(d)	Lender Approvals. The making of any Advance by Lender shall not constitute or be interpreted as (i) an approval or acceptance by Lender of the work done that is the subject of the Advance or through the date of the Advance, (ii) a certification that any progress has been achieved or (iii) a representation, warranty or indemnity by Lender to any Person as to the nature of the Project, its construction, the achievement of any condition to funding or the Equipment’s or Materials’ intended use or against any deficiency or defect in the work or against any breach of any contract. The exercise by Lender or Lender’s Engineer of rights of inspection, approval, or inquiry granted to Lender in this Agreement, including any inspections and approvals of the Support Documents, the Financial Model, the Operating Plan, the Borrower Operating Budget, the Schedule of Values, the EPC Agreement and the other Construction Documents, the Permits and Related Rights, the workmanship and materials used in completion of said Project, the certificates and other evidence adduced to prove the achievement of any condition to funding or of the Project itself, are acknowledged to be solely for the protection of Lender’s interests under this Agreement, and under no circumstances shall they be construed to impose any responsibility or liability of any nature whatsoever on Lender to any Person (it being expressly agreed that neither Lender nor Lender’s Engineer be deemed to have made any express or implied representation or warranty with respect to the foregoing).

(e)	Evidence of Indebtedness. Each Advance shall be evidenced by the Notes and one or more accounts or records maintained by Lender in the ordinary course of business, including an account on the books or systems of Lender in which will be recorded the Advances, interest applicable thereto, certain other payment Obligations of Borrower under this Agreement with respect to such Advances, and other appropriate debits and credits as provided herein. The accounts or records maintained by Lender shall be conclusive evidence, absent manifest error, of the amount of Indebtedness of Borrower to Lender, including the interest rates applicable thereto. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.

(f)	Notice of Events Relating to Article VI Representations. If, after making an application for an Advance, Borrower obtains knowledge of any event or occurrence that would have constituted a breach of a representation or warranty set forth in Article VI hereof if Borrower had knowledge thereof at the time it made such application: (i) Borrower shall immediately notify Lender; and (ii) without limiting Lender’s other rights and remedies, Lender may elect in its discretion not to make such Advance.

Section 2.04. Construction Note. In consideration of any and all Advances made by Lender hereunder, Borrower agrees to pay to Lender, in accordance with the terms of the Construction Note, the amount of the Advances together with interest and all other amounts due thereunder. All interest shall be computed on the basis of actual days elapsed and a year of three hundred sixty (360) days and shall be due and payable on a monthly basis during the term of the Construction Note (from cash from an addition to Equity funded by a source other than Retained Earnings). Interest shall accrue on each Advance at a floating rate which shall be equal to the sum of the Base Rate plus the Applicable Construction Loan Margin, in each case calculated by Lender not more than seven (7) Business Days prior to the date of such Advance. Once set for a particular Advance, the Applicable Construction Loan Margin shall remain fixed for such Advance during the entire term of the Construction Note unless adjusted by Lender due to a Market Disruption Event as set forth in Section 7.16. The Base Rate for an Advance shall be reset on each Reset Date during the term of the Construction Note as set forth in the definition of the Base Rate.

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Section 2.05. Determining the Applicable Construction Credit Spread Adjustment and the Applicable Term Credit Spread Adjustment. The financial institutions that act as agents for Lender’s United States Medium Term Note program shall be deemed to be acceptable sources for all indicative pricing quotations used in determining the Construction Credit Spread Adjustment and the Term Credit Spread Adjustment. Notwithstanding the foregoing, Lender shall utilize only such indicative pricing quotations that Lender in its sole discretion deems to be consistent with then-applicable market conditions. Lender will occasionally combine actual debt issuance credit spreads with a representative indicative pricing quotation to determine the Construction Credit Spread Adjustment or the Term Credit Spread Adjustment. Upon written request, Lender shall provide Borrower with the Construction Credit Spread Adjustment or the Term Credit Spread Adjustment used to calculate the interest rate applicable to Advances under the Notes.

Section 2.06. Taxes. Borrower shall be responsible for, and shall promptly pay and discharge, all Taxes, fees and assessments that may be payable by or imposed upon Borrower, Lender or the Project, including any of the foregoing arising out of any Advance or any Transaction Document. Without limiting the foregoing, it is expressly agreed that payments to Lender shall be made net of withholding Taxes and that Borrower shall pay all withholding Taxes. Upon request by Lender, Borrower shall furnish evidence satisfactory to Lender, of the payment of all amounts required under this Section 2.06. Without limiting the foregoing, Lender may, at its option, make a standing election for Borrower to provide evidence of all payments of Taxes within thirty (30) days of the applicable due date, without further requests by Lender.

Section 2.07. Required Accounts; Control Agreement.

(a)	Prior to the initial Advance hereunder, Borrower shall enter into a Control Agreement and shall establish: (i) a debt service reserve account that provides for cash reserves in support of certain payment Obligations of Borrower as further set forth in the Cash Application Hierarchy Provisions (the “Debt Service Reserve Account”); (ii) a revenue account into which all Revenues of the Project shall be deposited and from which transfers shall be subsequently made in accordance with the Cash Application Hierarchy Provisions (the “Revenue Account”); (iii) a major maintenance reserve account to be utilized for major maintenance expenses as further set forth in the Cash Application Hierarchy Provisions (the “Major Maintenance Reserve Account”); (iv) an operating account from which operation, maintenance and general administrative expenses of the Project shall be paid as further set forth in the Cash Application Hierarchy Provisions (the “Operating Account”); and (v) in the event Borrower elects to provide a Contingency Reserve Account in lieu of a Contingency Letter of Credit pursuant to the terms of Section 2.07(c) below, such Contingency Reserve Account. Borrower shall maintain its applicable Required Accounts until all Obligations of Borrower are satisfied in full (provided, however, that any Contingency Reserve Account may be terminated on the Contingency Assurance Release Date). All Required Accounts shall be in form and substance and with a U.S. financial institution acceptable to Lender that has an internet-based wire transfer system with electronic set-up, approval and release ability for the Required Accounts. All costs of establishing and maintaining the Required Accounts shall be paid by the Borrower. Borrower shall have title to the Required Accounts and all interest income from the Required Accounts shall be maintained in such accounts for distribution as allowed pursuant to this Agreement. Funds shall be distributed from the Required Accounts solely in accordance with the terms of the Cash Application Hierarchy Provisions, dictating the disbursement and uses of all of Revenues, including funding payments due under the Notes and reserves to support the Debt Service Reserve Account and the Major Maintenance Reserve Account.

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(b)	Commencing on a date selected by Borrower that is not later than the Conversion Date and continuing until all Obligations of Borrower are satisfied in full, Borrower shall maintain at all times: (i) in the Debt Service Reserve Account an amount equal to at least the Debt Service Reserve Required Balance; and (ii) in the Major Maintenance Reserve Account, an amount equal to at least the Major Maintenance Reserve Required Balance.

(c)	Prior to the initial Advance hereunder, Borrower shall either: (a) establish and fund the Contingency Reserve Account with an amount equal to not less than One Million Five Hundred Thousand Dollars ($1,500,000) from cash resulting from an addition to equity (not from funds obtained by Borrower pursuant to any loans or other arrangements evidencing Indebtedness of Borrower); or (b) provide Lender with a Contingency Letter of Credit pursuant to which the issuer thereof has no recourse against Borrower. Once established or provided, the foregoing must be maintained until the Contingency Assurance Release Date.

Section 2.08. Term. This Agreement shall remain in effect so long as any sums are owing or any Obligations remain to be performed by Borrower to or for the benefit of Lender under the Transaction Documents. Lender’s commitment to make Advances under this Agreement shall terminate upon the earlier of (a) January 1, 2015, if the conditions precedent to the initial Advance have not been satisfied by such time and Lender thereafter elects to terminate this Agreement by delivery of written notice to Borrower of such termination; (b) the Conversion Date Deadline; or (c) the date upon which Lender or Borrower terminates this Agreement pursuant to any term of this Agreement. No termination (whether by default or the passage of time) shall affect or impair the rights, powers, or privileges of Lender or the Obligations of Borrower relating to (i) any transaction or event occurring prior to the effective date of such termination or (ii) any of the undertakings, agreements, covenants, indemnifications, warranties, or representations of Borrower contained in the Transaction Documents, including the obligations of Borrower under Section 13.10 hereof. All such undertakings, agreements, covenants, indemnities, warranties, and representations of Borrower shall survive such termination.

Section 2.09. Prepayment.

(a)	The Construction Note. Borrower may not prepay the principal of the Construction Note except to the extent required by Lender pursuant to Section 2.02(a) or 2.09(c).

(b)	The Term Note. Provided that no Default has occurred, Borrower may prepay the Term Note only as follows: (i) Borrower shall give Lender not less than thirty (30) days advance written notice of the intended date of prepayment (which such notice shall be irrevocable); (ii) the prepayment shall be made on a scheduled payment due date; (iii) the minimum payment amount shall be the full outstanding principal balance plus all accrued interest; (iv) Borrower shall pay a prepayment fee equal to the Prepayment Calculation Rate times the amount of such prepayment; and (v) Borrower shall pay any other amounts due hereunder, including any amounts due under Section 13.10.

(c)	Mandatory Prepayment upon receipt of Extraordinary Proceeds. Borrower shall promptly notify Lender in writing of any anticipated Extraordinary Proceeds and shall direct any payor thereof to pay such amounts directly to the Revenue Account, except to the extent such payor has already agreed to pay such proceeds directly to Lender, including as loss payee with respect to the proceeds of any insurance policies maintained by Borrower. Upon Borrower’s receipt of any Extraordinary Proceeds, Lender may elect for all or a portion of such payments to be applied as a full or partial prepayment, as applicable, of the Note (together with a prepayment fee equal to the Prepayment Calculation Rate times the amount of such prepayment). No such application shall in any way limit any other conditions precedent or obligations of Borrower hereunder. In the event any portion of such prepayment is applied to the Term Note and no Event of Default has occurred and is continuing, Borrower’s payment obligations under such Term Note will be re-amortized over the remaining term of the Note and, at Lender’s request, Borrower shall execute a replacement Term Note or other documentation required by Lender to evidence the amended payment obligations.

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(d)	No Reborrowing. No principal amounts repaid or prepaid under any Note may be reborrowed.

Section 2.10. Financial Model. Once approved by Lender pursuant to Section 4.01, the Original Financial Model shall be the Financial Model for all purposes hereunder unless modified in accordance with the terms of this Section 2.10. Not more than annually, unless otherwise agreed by Lender, Borrower may provide a revised financial model (“Proposed Financial Model”) for consideration by Lender. Lender shall approve the Proposed Financial Model if such model employs the methodology used in the Financial Model previously approved and is certified by an authorized officer of Borrower as providing a reasonable estimate as of the date of the certification as to future Project performance, based on all information then known to Borrower, provided, however, that no warranty is made with respect to any projections or other forward-looking statements provided by or on behalf of Borrower, including any projections with respect to the Financial Model or any forecast delivered thereunder. As a condition to Lender’s approval, Lender may require Borrower to make a partial prepayment under the Note (together with a prepayment fee equal to the Prepayment Calculation Rate times the amount of such partial prepayment) to the extent Lender reasonably believes such prepayment is necessary in light of the Proposed Financial Model to maintain, in a manner consistent with the Original Financial Model: (A) Borrower’s ability to service the debt and pay ongoing expenses; and (B) Borrower’s ability to comply with all terms and conditions hereof, including the covenants, representations and warranties to Lender as are set forth on Exhibit N. Upon approval of such Proposed Financial Model and receipt of any prepayment required in connection with such approval, a reference to such model shall be added to Exhibit E to this Agreement and shall constitute “Financial Model” for all purposes hereunder.

ARTICLE III

Acceptable Credit Support; Completed EPC Agreement,

Performance Guarantee Agreement and O&M Agreement

Section 3.01. Acceptable Credit Support Generally. Borrower expressly acknowledges and agrees that Lender requires the Austep Guaranties and such other demand guaranties, letters of credit, bonding, insurance and/or other credit enhancements to support EPC Contractor’s and O&M Contractor’s creditworthiness and their respective obligations under the EPC Agreement, O&M Contract and Performance Guarantee Agreement, from such sureties, banks or companies and on such documents, instruments and agreements that are, in each case, satisfactory to Lender in its sole and absolute discretion (hereinafter the “Acceptable Credit Support”). Borrower further expressly acknowledges and agrees that: (a) this Agreement is being executed prior to Lender’s receipt, review, internal due diligence and formal approval of such Acceptable Credit Support; and (b) without limiting the foregoing, Lender shall have sole and absolute discretion with respect to whether Acceptable Credit Support has been provided. Nothing in this Article III shall be deemed in any way to limit Borrower’s obligations under Article XII hereof with respect to insurance required by Borrower or any other Person.

Section 3.02. Bonds and other Acceptable Credit Support with respect to the EPC Contractor. Without limiting the generality of Section 3.01, it is expressly agreed that Borrower must provide and deliver to Lender:

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(a)	one or more payment and performance bonds which: (i) in each case: (A) are in form and substance and from an issuer satisfactory to Lender; (B) name Lender and Borrower as dual obligees, (C) provide for Lender’s right to full subrogation to Borrower’s rights under the bonds; and (D) include such other assurances and endorsements as Lender may require; and (ii) collectively address all of the following: (A) payment and performance with respect to the completion of the Project in accordance with the terms of the EPC Agreement and the other Construction Documents, including payment and performance with respect to the completion of all construction and work by the Subcontractors; and (B) payment for all labor and materials furnished by EPC Contractor’s suppliers and laborers; provided, however, Lender agrees that (1) no bond shall be required for the amount of the cost of the generator sets and related equipment sold by the Equipment Dealer that are branded by Caterpillar, Inc.; (2) so long as the Subcontract between EPC Contractor and The Austin Company is satisfactory to Lender, the bonds provided by The Austin Company with respect to its scope of work thereunder may be provided together with the bonds provided by EPC Contractor towards satisfaction of this condition precedent (it being the intention of the parties that each of these bonds must still satisfy all of the foregoing conditions precedent to the satisfaction of Lender); (3) warranty obligations of EPC Contractor under the EPC Agreement, and associated liability, may be excluded from the payment and performance bonds described above so long as a warranty bond acceptable to Lender or other Acceptable Credit Support is provided in support of such obligations and liabilities; (4) the obligations and liability of EPC Contractor with respect to the design of the Project and any associated Intellectual Property Rights, including lack of infringement of third party’s rights, may be excluded from the payment and performance bonds described above so long as an insurance policy acceptable to Lender or other Acceptable Credit Support is provided in support of such obligations and liabilities;

(b)	one or more warranty bonds or other Acceptable Credit Support supporting the warranty obligations of EPC Contractor under the EPC Agreement, and associated liability, that may be excluded from the payment and performance bonds described in Section 3.02(a) above;

(c)	insurance or other Acceptable Credit Support supporting the obligations and liability of EPC Contractor with respect to the design of the Project and any associated Intellectual Property Rights, including lack of infringement of third party’s rights, that may be excluded from the payment and performance bonds described in Section 3.02(a) above; and

(d)	in the event any insurance serves as Acceptable Credit Support, Lender may in its discretion update Exhibit O (Minimum Insurance Requirements) or otherwise memorialize the requisite insurance provider, coverage amounts, deductibles and related information in connection with an such approval by Lender.

Section 3.03. Acceptable Credit Support with respect to the O&M Contractor. Without limiting the generality of Section 3.01, it is expressly agreed that: (a) Borrower must provide and deliver to Lender Acceptable Credit Support with respect to O&M Contractor’s creditworthiness and obligations under both the O&M Contract and the Performance Guarantee Agreement; (b) any Acceptable Credit Support for the Performance Guarantee Agreement that consists of a Letter of Credit must (i) secure the obligations of O&M Contractor under the Performance Guarantee; (ii) be in form and substance satisfactory to Lender, naming Borrower as applicant and Lender as beneficiary (as assignee of Borrower); (iii) be issued by a United States financial institution acceptable to Lender; and (iv) be in an amount equal to not less than Two Million Five Hundred Thousand Dollars ($2,500,000); and (c) in the event any insurance serves as Acceptable Credit Support, Lender may in its discretion update Exhibit O (Minimum Insurance Requirements) or otherwise memorialize the requisite insurance provider, coverage amounts, deductibles and related information in connection with an such approval by Lender.

Section 3.04. Completed EPC Agreement, Performance Guarantee Agreement and O&M Agreement. Borrower expressly acknowledges and agrees that: (a) although the EPC Agreement, Performance Guarantee Agreement and O&M Agreement (the “Applicable Incomplete Documents”) have been executed as of the date this Agreement is executed and are identified in Appendix A hereto, certain Annexes, Exhibits and Schedules thereto have not been finalized; (b) completion of such Annexes, Exhibits and Schedules and Lender’s acceptance thereof in its sole and absolute discretion remain conditions precedent to the initial Advance hereunder; (c) Lender has expressly reserved, and hereby expressly continues to reserve, its right to comment on and approve of, in its sole and absolute discretion, all such Annexes, Exhibits and Schedules as well as the rest of the Applicable Incomplete Documents once such attachments are finalized; and (d) Lender may require Borrower and EPC Contractor and O&M Contractor, as applicable, to execute documentation acceptable to Lender confirming the update, replacement or addition of such Annexes, Exhibits and Schedules as well as any other modifications to the Applicable Incomplete Documents required by Lender hereunder.

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ARTICLE IV

Conditions of Advances

Section 4.01. Initial Advance. Notwithstanding any provision of any Transaction Document, Lender shall not be obligated to make the initial Advance hereunder until each of the following conditions has been received or satisfied, all in form and substance satisfactory to Lender (in consultation with Lender’s Engineer to the extent desired by Lender):

(a)	Permitted Ownership Acquisition. Lender shall have received and approved in its sole and absolute discretion such documents and information as it requires regarding the Permitted Ownership Acquisition, including (i) copies of the applicable purchase agreement, escrow agreement and all related documentation, (ii) a chart of the ownership structure following any Permitted Ownership Acquisition, including the identity of the direct and indirect owners of Borrower; (iv) evidence of consummation of such Permitted Ownership Acquisition (it being expressly agreed that all documentation and information related to such Permitted Ownership Acquisition, including the documentation, timing and structure are subject to review and approval by Lender in its sole and absolute discretion in all respects);

(b)	Permits and Related Rights. Borrower shall have obtained and furnished to Lender copies of all Permits and Related Rights for the Project that are required to have been obtained by such date, including any Deferred Permits and Related Rights to the extent required by Section 7.19;

(c)	Acceptable Credit Support. Lender shall have received Acceptable Credit Support, including: (i) the Austep Guaranties and opinions of Italian counsel regarding the same; and (ii) bonds, insurance policies, letters of credit, demand guaranties or such other information and documents required by Article III hereof;

(d)	Organizational and Governing Documents. Lender shall have received copies of the organizational and governing documents of Borrower, Pledgor, EPC Contractor and O&M Contractor that: (i) are certified by an authorized officer of Borrower and Pledgor, as applicable, as being true and correct copies thereof; and (ii) are in form and substance satisfactory to Lender (it being expressly acknowledged and agreed that, with respect to Borrower and Pledgor, Lender may require the foregoing in effect both before and after the Permitted Ownership Acquisition);

(e)	Existence and Good Standing. Lender shall have received a certificate of existence and good standing certificate with respect to Borrower, Pledgor, EPC Contractor and O&M Contractor, issued as of a recent date acceptable to Lender by the Secretary of State or other appropriate and authorized official of the jurisdiction of organization of each such Person, and, if different, a good standing certificate with respect to Borrower, EPC Contractor and O&M Contractor issued as of a recent date acceptable to Lender by the Secretary of State or other appropriate and authorized official of the jurisdiction where the Project shall be located;

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(f)	Authorization. Borrower and Pledgor shall have provided in form and substance satisfactory to Lender: (i) properly certified resolutions of Borrower’s board of directors, general partner, manager, managing partner or other governing body duly authorizing the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Project (it being expressly acknowledged and agreed that Lender may require the foregoing in effect both before and after the Permitted Ownership Acquisition); (ii) properly certified resolutions of Pledgor’s board of directors, general partner, manager, managing partner or other governing body duly authorizing the execution and delivery of the Pledge Agreement; and (iii) such other authorizations and other documents as Lender may require;

(g)	Certifications. Lender shall have received a certificate, in the form of the document attached hereto as Schedule 4, signed by an authorized officer and/or manager of Borrower which shall certify the names of the officers of Borrower authorized to apply for Advances under this Agreement, together with the true signatures of such officers;

(h)	Construction Documents. Borrower shall have provided a copy of the duly executed Construction Documents in form and substance satisfactory to Lender (including the EPC Agreement, the Subcontract between EPC Contractor and Austep Guarantor and the Subcontract between EPC Contractor and The Austin Company, together with any guaranties or other related credit support), together with evidence satisfactory to Lender that that Borrower has assigned all of its rights under the Construction Documents to Lender as additional Collateral; and all Annexes, Exhibits and Schedules to such Construction Documents shall have been finalized, reviewed and approved by Lender in accordance with Section 3.04 hereof (it being expressly agreed that all such documentation be subject to review and approval by Lender in its sole and absolute discretion in all respects);

(i)	Assignability of Subcontracts. All of EPC Contractor’s subcontracts providing for the performance of work under the Construction Documents shall be assignable to Lender in the case of a default by EPC Contractor under the applicable Construction Documents and Lender shall have received such additional documentation it requires with respect to such assignment, including with respect to the Subcontract between EPC Contractor and The Austin Company and the Subcontract between EPC Contractor and Austep Guarantor;

(j)	Schedule of Values; Original Financial Model; Balance Sheet; Fuel Supply Agreement Reporting; Other Financial Information. Lender shall have approved (i) the Schedule of Values which shall set out each and every Project Element and the Scheduled Value for each such Project Element, (ii) the Original Financial Model; (iii) the most recent prior-month end balance sheet of Borrower; (iv) information satisfactory to Lender regarding the manner in which Fuel Supply Agreements shall be reported to ensure proper identification of Required Fuel Agreements in accordance with Section 7.08 hereof; and (v) such other financial information and projections as Lender shall require;

(k)	Support Documents (including Compost Agreement and Required Fuel Supply Agreements). Borrower shall have provided a copy of the duly executed Support Documents in form and substance satisfactory to Lender, together with:

(i)	evidence satisfactory to Lender that: (A) all Annexes, Exhibits and Schedules to such Support Documents shall have been finalized, reviewed and approved by Lender (it being expressly agreed that all such documentation be subject to review and approval by Lender in its sole and absolute discretion in all respects in accordance with Section 3.04 hereof); (B) any and all conditions precedent to the effectiveness of such Support Documents have been fully satisfied;

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(C) Borrower has assigned all of its rights under the Support Documents to Lender as Collateral;

(ii)	a description of key milestones set forth in the Support Documents and an associated timeline verifying the ability of Borrower to comply with such obligations;

(iii)	a copy of any amendments to any Support Documents that Lender determines in its sole and absolute discretion to be necessary or desirable to address delays in project development and resulting changes in the various milestones;

(iv)	such other information required by Lender to confirm that the Conversion Date Deadline is appropriate; and

(v)	evidence that any previously executed Support Documents that are no longer contemplated for the Project have been appropriately terminated; and

(vi)	evidence that Borrower is able to comply with requirements in all Support Documents and all Fuel Supply Agreements (whether or not such Fuel Supply Agreements constitute Support Documents), including accepting any tonnage of feedstock required of Borrower under such Fuel Supply Agreements.

(l)	Security Documents. Borrower shall have executed and delivered to Lender, or have executed and delivered to Lender by the appropriate parties, such documents as may be necessary in Lender’s sole opinion to grant, perfect or preserve Lender’s first priority Security Interest in the Collateral and its ability to exercise its rights with respect thereto, including the Pledge Agreement, the Required Consents and the other Security Documents and any and all further documents, instruments or records required by law or deemed desirable by Lender (provided, however, that Required Consents shall only be necessary with respect to Required Fuel Supply Agreements to the extent provided in Section 7.08(b) hereof);

(m)	Construction Note and other Transaction Documents. Borrower shall have executed and delivered to Lender, or have executed and delivered to Lender by the appropriate parties, all other Transaction Documents (including the Construction Note);

(n)	Lien Searches and Recordations. Lender shall have: (i) performed such UCC and other lien record searches it requires; (ii) obtained results satisfactory to Lender; and (iii) received evidence satisfactory to Lender that it has obtained a perfected first priority Security Interest in the Collateral;

(o)	Lien Waivers. If applicable, Borrower shall have furnished to Lender such lien waivers and releases as are required by Lender from any existing secured lien holder;

(p)	Application and Related Conditions. Borrower shall have delivered to Lender an application for such Advance together with other information required pursuant to Section 2.03(c) and all other conditions in Section 2.03 shall have been satisfied in full;

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(q)	Land Documents; Real Property. (i) All Land Documents, or as appropriate accurate copies thereof, shall have been delivered to Lender, duly authorized, executed and delivered by the parties thereto and, to the extent applicable and required by Lender, duly recorded; (ii) Lender shall have received a commitment for title insurance for the Land including all endorsements required by Lender from a title insurance company acceptable to Lender, providing for the issuance of a loan policy that insures the Lien of Lender on Borrower’s rights to the Land to the Maximum Loan Amount and that contains no exceptions which are unacceptable to Lender; and (iii) to the extent Lender deems necessary or desirable Lender shall have received: (A) a survey of the Land and site plan for the Project; (B) landlord or mortgage waivers; (C) evidence that the Land is zoned for the intended use; (D) an appraisal of the Land in a form and from an appraiser acceptable to Lender that substantiates a value for the Land and existing buildings of not less than One Million Five Hundred Fifty Thousand Dollars ($1,550,000); and (E) any other agreements, instruments or documents relating to the Land as required by Lender;

(r)	Environmental Due Diligence. Borrower shall have conducted: (a) all appropriate inquiries for the purpose of establishing the bona fide prospective purchaser liability protection pursuant to Section 101(40) and 107(r) of the Comprehensive Environmental Response, Compensation and Liability Act in compliance with the requirements of 40 CFR Part 312, including the completion of an updated Phase I Environmental Site Assessment in strict conformance with the requirements of the currently applicable ASTM E1527 standard, as that standard may be amended and revised from time to time (“Phase I ESA”); and (b) any and all additional environmental assessment activities that Lender may require, such as the completion of Phase II soil and groundwater sampling, in response to the results of the updated Phase I ESA or as Lender otherwise deems appropriate in its sole discretion. For purposes of clarification, the parties expressly acknowledge that the updated Phase I ESA report issued pursuant to the ASTM E1527 standard shall, prior to the first Advance hereunder, either be issued to Lender or expressly provide Lender with a right of reliance in a form acceptable to Lender; and

(s)	Evidence of Insurance. Lender shall have received evidence of all insurance required under the Security Documents and this Agreement;

(t)	Approvals. The Advance shall have been approved by Lender, Lender’s Engineer and Borrower (Borrower’s submission of an application in accordance with Section 2.03 being conclusive evidence that Borrower has approved such Advance);

(u)	Financial Statements. Lender shall have received all financial statements, including those required pursuant to Section 7.01 hereof;

(v)	Pay Proceeds including Representations and Warranties. All representations and warranties herein and in the other Transaction Documents shall be true and correct as of the date of the initial Advance, or to the extent they relate to an earlier date such representations and warranties shall be true and correct as of such earlier date; and Lender shall have received a signed copy of a pay proceeds letter, in the form attached as Exhibit I, certifying as to the foregoing and directing payment of funds in accordance with the terms of this Agreement;

(w)	Absence of Event of Default or Material Default. There shall not exist any Event of Default or any other material Default under this Agreement or any other Transaction Document;

(x)	Payment of Fees and Expenses. Borrower shall have paid to Lender all fees and expenses specified in this Agreement, including the Commitment Fee and the amounts due under Section 13.10 hereof as may then be due and payable;

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(y)	Opinions of Counsel. Lender shall have received written opinions of counsel to Borrower and Pledgor, as to the transactions contemplated by this Agreement, the other Transaction Documents to which such Persons are a party, in form and substance satisfactory to Lender and addressing such items as are set forth on Exhibits J-1 and J-2 and such other matters required by Lender (it being expressly acknowledged and agreed that, without limiting any of the foregoing: (i) the opinion of counsel to Borrower with respect to Borrower’s authorization and execution of this Agreement on the Effective Date, and prior to consummation of the Permitted Ownership Acquisition, does not satisfy this condition precedent; and (ii) Lender shall have such opinions of counsel to Borrower as it requires after the date of the Permitted Ownership Acquisition that is broader in scope than the opinion of Borrower’s counsel provided as of the Effective Date, such form of opinion being subject to Lender’s review and approval in its sole and absolute discretion);

(z)	Fuel Supply. Lender shall have received (i) a report and duly executed certificate, each in form and substance satisfactory to Lender, from an engineering company acceptable to Lender discussing, among other matters that Lender may require, the technical and economic viability of the anticipated supply of the methane/fuel and/or methane/fuel producing materials necessary or desirable for operation of the Project, including the technical and economic viability of the methane production estimates set forth in the Financial Model and Borrower Operating Budget; and (ii) written confirmation from EPC Contractor in form and substance satisfactory to Lender that: (A) the terms in the Required Fuel Supply Agreements that specify the minimum quality and types of the fuel supply thereunder are consistent with the requirements outlined in the EPC Agreement that the Project is designed to process; and (B) the testing that will be conducted under such Required Fuel Supply Agreements is consistent with the testing set forth in the EPC Agreement.

(aa)	Equity Investment and Debt Investment Requirements. Lender shall have received evidence that Borrower has met its obligations under Section 2.02, including proof of payment satisfactory to Lender;

(bb)	No Material Adverse Event or Similar Occurrence. No Material Adverse Event has occurred and is continuing with respect to Borrower or Pledgor;

(cc)	Control Agreement; Required Accounts. The terms of Section 2.07 shall have been satisfied in full, including: (i) the establishment of the Required Accounts, including the Contingency Reserve Account in the event Borrower elects to provide and fund such an account in lieu of a Contingency Letter of Credit pursuant to the terms of Section 2.07(c); and (ii) the execution of the Control Agreement with respect thereto;

(dd)	Contingency Letter of Credit. Lender shall have received and approved the Contingency Letter of Credit unless Borrower has established and funded a Contingency Reserve Account pursuant to the terms of Section 2.07(c);

(ee)	Ownership; No Disqualified Persons. Lender shall have received evidence acceptable to Lender that no direct or indirect equity interest in Borrower is beneficially owned by a Disqualified Person, including: (i) certificates regarding such matters executed by authorized officers of each of the first indirect owner(s) which collectively own one hundred percent of Borrower and are taxable entities; (ii) an ownership diagram of Borrower, showing the complete direct and indirect ownership of Borrower, and any partnership or other pass-through entity that directly or indirectly owns any interest in Borrower, up to direct or indirect owners that are individuals or Persons are or will be treated as taxable “C” corporations; and (iii) any other backup diligence materials requested by Lender;

(ff)	Confirmation from Tipping. Confirmation from Tipping that it has consented to the execution of this Amended and Restated Construction Financing Agreement and that it is no longer a party to any Transaction Documents, Construction Documents, Support Documents or other documents related in any way to the Project;

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(gg)	Completion of Exhibits and Schedules to this Agreement. Lender shall have received and approved, in its sole discretion in consultation with Lender’s Engineer where applicable: (i) Exhibit E (Description of Financial Model); (ii) Exhibit F (Description of Schedule of Values); (iii) Schedule 1 (List of Construction Documents); (iv) Schedule 2 (Equipment Description); (v) Schedule 3 (List of Support Documents); and (vi) Schedule 6 (Deferred Permits and Related Rights). Once approved by Lender, the Exhibits and Schedule referenced) above will be attached in lieu of the original versions included as of the date of execution of this Agreement and shall thereafter constitute such applicable Exhibits or Schedule, as applicable.

(hh)	Other Requirements. Lender shall have received such other documents, instruments, and agreements as Lender shall request in connection with the foregoing matters.

Section 4.02. Conditions Precedent to each Advance. Notwithstanding any provision of any Transaction Document, each Advance under this Agreement (including the initial Advance) shall be made pursuant to the terms of this Agreement and shall be subject to the fulfillment to Lender’s satisfaction of all of the following conditions:

(a)	Satisfactory Construction. All work required to be performed at the stage of construction for which the Advance is requested shall have been performed in a good and workmanlike manner and consistent with prudent engineering and construction practices; and all materials and fixtures usually furnished and installed at such stage of construction shall have been furnished and installed, all in compliance with the EPC Agreement and the other Construction Documents;

(b)	Proof of Completion of Work regarding the Advance. All work for which an Advance is being requested shall have been successfully completed to the satisfaction of Lender and Borrower, and Lender shall have received appropriate evidence of achievement of such work. Appropriate evidence of such achievement shall consist of (i) written certification by EPC Contractor that: (A) it has determined that the progress has been successfully achieved; (B) there are no contractor’s, laborer’s, mechanics’, or materialmen’s liens or other encumbrances created by EPC Contractor or any Subcontractors affecting the Project; and (C) all conditions precedent to the Advance have been satisfied in full; and (ii) at Lender’s option, a certificate from Lender’s Engineer that in his professional opinion, the construction of the Project, and the Project itself, has complied, and will continue to comply, with all applicable statutes, ordinances, codes, regulations, and similar requirements material to the applicable stage of completion of the Project, and such stage of completion as identified on the Schedule of Values has been achieved in accordance with the EPC Agreement and the other Construction Documents, which certificate shall not be unreasonably withheld, conditioned or delayed;

(c)	Limits on Amount Advanced. The maximum amount of any Advance shall be determined by the work completed and the corresponding amounts in the Schedule of Values as well as the Equity Investment requirements and Debt Investment limitations of Section 2.02 hereof;

(d)	Approvals. The Advance shall have been approved by Lender, Lender’s Engineer and Borrower (Borrower’s submission of an application in accordance with Section 2.03 being conclusive evidence that Borrower has approved such Advance);

(e)	Lien Waivers. Borrower shall have obtained, or caused EPC Contractor to obtain, and Borrower shall have attached to each application for an Advance, executed acknowledgments of payments of all sums due and releases of laborer’s, mechanic’s, and materialmen’s liens, in the form of Exhibit K or such other form as may be satisfactory to Lender, from any party having lien rights, which acknowledgments of payment and releases of liens shall cover all work, labor, Equipment, and Materials done, supplied, performed, or furnished prior to such application for an Advance but which may be conditioned on the receipt of the payment covered by such application for such Advance;

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(f)	Absence of Event of Default or material Default. There shall not exist at the time of such Advance: (i) an Event of Default or (ii) any other Default under this Agreement that, in the case of this subsection (ii), could reasonably be expected to lead to a Material Adverse Event;

(g)	Representations and Warranties; Documents. All representations and warranties herein and in the other Transaction Documents shall be true and correct as of the date of such Advance, or to the extent they relate to an earlier date such representations and warranties shall be true and correct as of such earlier date, and there shall have been no amendments, changes or other modifications to any agreements, instruments or other documents delivered to Lender by Borrower in connection with the initial Advance, including the Support Documents and Construction Documents unless otherwise consented to by Lender in writing;

(h)	No Material Adverse Event. No Material Adverse Event has occurred and is continuing with respect to Borrower or Pledgor;

(i)	Balance Sheet. Lender shall have received the most recent prior-month end balance sheet;

(j)	Deferred Permits and Related Rights. Borrower shall have obtained and furnished to Lender copies of any Deferred Permits and Related Rights then required pursuant to Section 7.19; and

(k)	Additional Requirements. All conditions precedent in Section 4.01 of this Agreement shall continue to be satisfied and Lender shall have received all such other documents, certifications, or acknowledgments as Lender shall request.

Section 4.03. Disbursement of Retainages.

(a)	Biogas Substantial Completion. Upon Biogas Substantial Completion of the Project, Lender shall disburse fifty percent (50%) of the aggregate amount of Retainages to EPC Contractor or The Austin Company, if applicable, upon having received or verified the following:

(i)	Final Completion. The Project shall have achieved Biogas Substantial Completion; EPC Contractor shall have executed and delivered to Borrower a Certificate of Biogas Substantial Completion; Borrower shall have executed and delivered to Lender such Certificate of Biogas Substantial Completion; and Lender’s Engineer shall have advised Lender of his acceptance of such Certificate, as evidenced by his countersignature in the place designated therein; and

(ii)	Additional Requirements. All conditions precedent in Sections 4.01 and 4.02 of this Agreement shall continue to be satisfied and all such other documents, certifications, or acknowledgments shall have been provided as Lender shall request.

(b)	Final Completion. Upon Final Completion of the Project, Lender shall disburse the remaining fifty percent (50%) of aggregate amount of Retainages to EPC Contractor or The Austin Company, if applicable, upon having received or verified the following:

(i)	Punch List Items. EPC Contractor shall have completed the Punch List Items to the reasonable satisfaction of Lender and Borrower;

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(ii)	Final Completion. The Project shall have achieved Final Completion; EPC Contractor shall have executed and delivered to Borrower a Certificate of Final Completion; Borrower shall have executed and delivered to Lender such Certificate of Final Completion; and Lender’s Engineer shall have advised Lender of his acceptance of such Certificate, as evidenced by his countersignature in the place designated therein;

(iii)	Conversion. Borrower shall have delivered to Lender an executed Term Note and Conversion shall have occurred in accordance with the terms of Article V below; and

(iv)	Additional Requirements. All conditions precedent in Sections 4.01 and 4.02 of this Agreement shall continue to be satisfied and all such other documents, certifications, or acknowledgments shall have been provided as Lender shall request.

ARTICLE V

Final Advance; Conversion from Construction Note to Term Note

Section 5.01. Execution of Term Note. After Power Substantial Completion of the Project but on or before the Conversion Date Deadline, Borrower shall execute the Term Note completed in accordance with Section 5.03 hereof. Upon the Conversion Date (as hereinafter defined) all of Borrower’s obligations under the Construction Note will be discharged and Borrower’s future obligations with respect thereto, including the Advance made on the Conversion Date, shall be governed pursuant to the terms of the Term Note and the other Transaction Documents to which it is a party (hereinafter “Conversion”). For purposes of clarity, the principal balance of such Term Note shall include: (a) all obligations of Borrower under the Construction Note, including any Advance made under the Construction Note on or before the Conversion Date (but excluding interest accrued under the Construction Note which has not been repaid, all of which must be repaid in connection with Conversion pursuant to Section 5.02(p) below); and (b) the amount of any Retainage withheld by Lender pursuant to Section 2.03(b) hereof, it being the intention of the parties that such Retainage (i) be deemed funded by Lender as an Advance under the Note on the Conversion Date bearing interest in accordance with the terms of such Note; and (ii) be held in escrow until disbursement pursuant to Section 4.03 hereof. Borrower acknowledges and agrees that such amounts may be commingled by Lender with other funds and shall not bear interest. At Borrower’s written request, Lender shall cancel and return the original of the Construction Note to the Borrower promptly after the Conversion Date. As used herein, the term “Conversion Date” means the first day of the calendar month occurring immediately after Lender’s determination that all conditions precedent specified in Section 4.01 and 4.02 and all conditions precedent outlined below in Section 5.02 have been satisfied. If requested in writing by Lender, Borrower shall acknowledge the Conversion Date in writing pursuant to a certificate signed by an authorized officer of Borrower.

Section 5.02. Conditions Precedent to Conversion. Lender shall not be obligated to make the final Advance or complete Conversion until each of the following conditions has been received or satisfied, all in form and substance satisfactory to Lender:

(a)	Absence of Event of Default or material Default. There shall not exist at the time of Conversion: (i) an Event of Default or (ii) any other Default under this Agreement or any other Transaction Document that, in the case of this subsection (ii), could reasonably be expected to lead to a Material Adverse Event;

(b)	Training. Lender shall have received Borrower’s certification and such other evidence required by Lender that training has been conducted and that the operators of the Project are well trained, competent and have sufficient experience to operate the Project safely, efficiently and correctly;

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(c)	Representations and Warranties and Officer Certifications. Borrower shall have provided to Lender a certificate in the form shown on Exhibit L, duly executed by an authorized officer of Borrower;

(d)	Payment of Fees and Expenses. Borrower shall have paid to Lender all amounts due under Section 13.10 hereof and any other amounts specified in this Agreement that may then be due and payable;

(e)	Opinions of Counsel. Borrower shall provide an update of the opinions of counsel provided pursuant to Section 4.01(y) with respect to Borrower in form and substance satisfactory to Lender in the event Lender reasonably requires such an opinion as a result of material changes in: (i) Applicable Law; (ii) the organizational structure of Borrower or Pledgor; or (iii) the identity of officers executing the Term Note or other Transaction Documents in connection with Conversion;

(f)	Governmental Inspections. Lender shall have received evidence satisfactory to Lender that all work on the Project requiring inspection by any Governmental Authority with jurisdiction has been duly inspected and approved by such authority;

(g)	No Liens. Lender shall have received evidence satisfactory to Lender that all parties performing work on or related to the Project have been paid, or will be paid from such final Advance, for such work and Lender shall have received a Certificate of No Liens from EPC Contractor;

(h)	Licenses. Lender shall have received evidence satisfactory to Lender that all licenses have been obtained by Borrower and are in full force and effect that are necessary or desirable to operate the Project according to its intended use;

(i)	Mechanical Completion. The Project shall have achieved Mechanical Completion; EPC Contractor shall have executed and delivered to Borrower a Certificate of Mechanical Completion; Borrower shall have executed and delivered to Lender such Certificate of Mechanical Completion; and Lender’s Engineer shall have advised Lender of his acceptance of such Certificate, as evidenced by his countersignature in the place designated therein;

(j)	Power Substantial Completion. The Project shall have achieved Power Substantial Completion; EPC Contractor shall have executed and delivered to Borrower a Certificate of Power Substantial Completion; Borrower shall have executed and delivered to Lender such Certificate of Power Substantial Completion; and Lender’s Engineer shall have advised Lender of his acceptance of such Certificate, as evidenced by his countersignature in the place designated therein;

(k)	Punch List. EPC Contractor shall have delivered to Lender and Borrower a list of Punch List Items and both Lender and Borrower shall have accepted such punch list (Borrower’s submission of an application for the final Advance in accordance with Section 2.03 being conclusive evidence that Borrower has accepted such punch list);

(l)	Financial Model. Borrower shall have delivered to Lender: (i) a certification of the Original Financial Model; or (ii) a Proposed Financial Model that is approved by Lender in accordance with the terms of Section 2.10;

(m)	Borrower Operating Budget. Borrower shall have delivered to Lender the Borrower Operating Budget required pursuant to Section 2 of the Cash Application Hierarchy Provisions and such Borrower Operating Budget shall have been approved by Lender in consultation with Lender’s Engineer and adopted by Borrower as required by said Section 2;

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(n)	Operating Plan. Borrower shall have delivered to Lender the Operating Plan and such plan shall have been approved by Lender in consultation with Lender’s Engineer;

(o)	Interest under Construction Note. Borrower shall have paid all interest accrued on the Construction Note from the date of the last payment through the date of Conversion (from cash from an addition to Equity funded by a source other than Retained Earnings);

(p)	Permits and Related Rights. Borrower shall have obtained and furnished to Lender copies of all Permits and Related Rights for the Project that are required to have been obtained by such date, including any Deferred Permits and Related Rights to the extent required by Section 7.19; and

(q)	Additional Requirements. All conditions precedent in Sections 4.01 and 4.02 of this Agreement shall continue to be satisfied and all such other documents, certifications, or acknowledgments shall be provided as Lender shall request.

Section 5.03. Term Note. In consideration of any and all Advances made by Lender hereunder and the refinancing under the Term Note of Indebtedness previously evidenced by the Construction Note, Borrower agrees to pay to Lender, in accordance with the terms of the Term Note, the outstanding balance thereon together with interest calculated as set forth in the Term Note and all other amounts due thereunder in accordance with the terms thereof. All interest shall be computed on the basis of actual days elapsed and a year of three hundred sixty (360) days. The interest rate to be specified in the Term Note shall be a fixed rate calculated by Lender on a date that is no more than sixty (60) days prior to the Conversion Date to be equal to the Applicable Term Loan Interest Rate as of the date of such calculation. Payments will be due under the Term Note monthly, in arrears, based on an amortization period of one hundred twenty (120) months beginning on the Conversion Date. The first such payment shall be due on the first Business Day of the fourth calendar month following the Conversion Date. For purposes of illustration and not of limitation, if the Conversion Date were September 1, 2015, the first monthly payment under the Term Note would be due on January 1, 2016 and the “Maturity Date” to be specified in the Term Note would be September 1, 2025.

Section 5.04. Conversion Date Deadline. Notwithstanding the Maturity Date specified in the Construction Note or any other provision herein or in any other Transaction Document, in the event Conversion does not occur on or before the Conversion Date Deadline: (i) Lender will be under no obligation to make any Advances; and (ii) Borrower shall be obligated to pay to Lender: (A) the entire balance due under the Construction Note together (including accrued interest) with a prepayment fee equal to the Prepayment Calculation Rate times the outstanding balance (including accrued interest) thereunder; and (B) any other amounts owed by Borrower under Section 13.10 or otherwise hereunder.

ARTICLE VI

Representations and Warranties

Borrower, with the knowledge that Lender is relying thereon in executing this Agreement and making the Advances hereunder, represents and warrants the following to Lender as of the date hereof and for the entire term of this Agreement:

Section 6.01. Legal Existence. Each of Borrower and Pledgor is duly organized, validly existing and in good standing under the laws of the State of their respective formations and is duly licensed or qualified to transact business in the jurisdictions where the character of the property owned or leased or the nature of the business transacted by such Person makes such licensing or qualification necessary, including, in the case of Borrower, the jurisdiction where the Project is located.

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Section 6.02. Authorizations; No Conflict. Each of Borrower and Pledgor has all requisite power and authority, and is duly authorized and empowered to enter into, execute, deliver and perform all of its Obligations under the Transaction Documents, the Support Documents and the Construction Documents to which it is a party, to conduct its business as presently conducted, to own and operate its property and, in the case of Borrower, to operate the Project. The execution, delivery, and performance by each of Borrower and Pledgor of the Transaction Documents, the Support Documents and the Construction Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of the stockholders, partners, members, or other owners of such Person, or any authorization, consent, or approval by any domestic or foreign governmental department, commission, board, bureau, agency, or instrumentality that is not already obtained, except for any Deferred Permits and Related Rights; (b) violate any provision of any Applicable Law or any order, writ, injunction, or decree presently in effect having applicability to such Person or of the organizational or governing documents of such Person; (c) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which such Person is a party or by which it or its properties may be bound or affected (without implying the consent of Lender to the existence or creation thereof); or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by such Person other than Permitted Liens.

Section 6.03. Legal Agreements. This Agreement and the other Transaction Documents to which each of Borrower or Pledgor is a party constitutes the legal, valid, and binding obligations of such Person enforceable against it in accordance with their respective terms.

Section 6.04. Financial Condition. All financial statements furnished to Lender by or on behalf of Borrower fairly present the financial condition of such Persons on the dates thereof and the results of its operations for the periods then ended, and have been prepared in accordance with GAAP. There are no liabilities of Borrower, fixed or contingent, which are material and are not reflected in the financial statements or the notes thereto, other than liabilities arising in the ordinary course of business since the date of the last financial statement. The financial statements do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading.

Section 6.05. Material Adverse Event. No Material Adverse Event has occurred and no fact is known to Borrower, as of the date hereof, which can reasonably be expected in the future to constitute or cause a Material Adverse Event with respect to Borrower or Pledgor.

Section 6.06. Force Majeure Event. Neither the business nor the properties of Borrower is affected by any Force Majeure Event.

Section 6.07. Litigation. With the exception of those actions, suits or proceedings described in Schedule 7 herein, there are no actions, suits, or proceedings pending or, to the Knowledge of Borrower, threatened against or affecting Borrower or Pledgor or any Affiliate of Borrower or the properties of Borrower, Pledgor or such Affiliate before any court or Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, that would reasonably be expected, individually or in the aggregate, to constitute or cause a Material Adverse Event with respect to Borrower or Pledgor.

Section 6.08. No Defaults on Outstanding Judgments or Orders. Each of Borrower and Pledgor has satisfied all judgments, and neither Borrower nor Pledgor is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or of any other federal, state, municipal, or other Governmental Authority, commission, board, bureau, agency, or instrumentality, whether domestic or foreign.

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Section 6.09. Compliance with Laws and Regulations. Borrower, in the conduct of all of its business affairs, has complied in all material respects with the requirements of all Applicable Laws, including all Environmental Laws, the noncompliance with which would constitute or cause a Material Adverse Event with respect to Borrower. There have been no citations, notices, or orders of noncompliance (that have not been complied with or withdrawn) issued to Borrower under any Applicable Law that would constitute or cause a Material Adverse Event with respect to Borrower. Borrower has, or will have on the date required, and is in good standing with respect to, all governmental consents, approvals, authorizations, permits, certificates, inspections, and franchises necessary to continue and to conduct in all material respects its business as heretofore conducted (or proposed to be conducted) by it and to own or lease and operate in all material respects its properties as now owned or leased by it.

Section 6.10. Title to Properties. Borrower has good, valid, and marketable title to all its material properties and assets, both real and personal (immovable and movable), including all Collateral and all material property reflected in the financial statements of Borrower referred to in Section 6.04 (except for such material property as has been sold or otherwise disposed of in the ordinary course of business since the date thereof, without implying the consent of Lender to any such sale or other disposition), free from any Liens other than Permitted Liens. To Borrower’s Knowledge, there are no unrecorded rights of third parties to use or occupy any portion of the material properties that are not noted on the title insurance policy delivered pursuant to Section 4.01(q) hereof.

Section 6.11. Liens. Except for Permitted Liens, the Collateral and other assets of Borrower are not and will not be subject to any Lien or the terms of any security agreement during the term hereof. Without limiting the foregoing: (a) the Liens granted to Lender pursuant to this Agreement and the other Security Documents are (and, with respect to subsequently acquired Collateral, will be) superior and prior to the rights of all third Persons now existing or hereafter arising by way of Lien; (b) the Control Agreements, once executed, are effective to create and perfect in favor of Lender a legal, valid, binding and enforceable first priority Lien on the Required Accounts and the proceeds thereof; (c) except to the extent control of portions of the Collateral is required for perfection, all such action as is necessary has been taken to establish and perfect Lender’s rights in and to, and first priority Lien on, the Collateral, including any recording, filing, registration, giving of notice or other similar action; and (d) the Security Documents relating to the Collateral, including the financing statements relating thereto, have been duly filed or recorded in each office and in each jurisdiction where required in order to create, perfect and maintain perfected the first Lien described above.

Section 6.12. Accuracy of Information. All information supplied to Lender by or on behalf of Borrower or Pledgor: (a) prior to execution of this Agreement was, when taken as a whole, after giving effect to any supplemental information, and as of the date such information or supplemental information was furnished, true and accurate in all material respects; and such information or supplemental information was not, when taken as a whole, after giving effect to any supplemental information, as of the date such information or supplemental information was furnished, incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances; and (b) delivered on or after the Effective Date pursuant to the terms of this Agreement,, is and shall be true and correct in all material respects (other than, in each case, projections, budgets and other “forward-looking” information that have been prepared on a reasonable basis in good faith based on reasonable assumptions at the time). As used in this Section, information includes original written copies, printed copies, or copies provided electronically by analog, digital, electronic, magnetic, mechanical, optical, chemical, electromagnetic, electromechanical, electrochemical, or other similar means, whether or not sent by mail, courier, delivery service, facsimile, telegraph, Internet, or any other means.

Section 6.13. Taxes. Borrower has filed or caused to be filed all tax returns which are required to be filed by it pursuant to all applicable federal, state, and local laws, regulations or orders, or any other Applicable Laws. Borrower has paid, or made provision for the payment of, all Taxes which have or may have become due pursuant to said returns or otherwise or pursuant to any assessment received by Borrower. The charges, accruals, and reserves in respect of income taxes on the books of Borrower are adequate. Borrower knows of no proposed material tax assessment against it and no extension of time for the assessment of Taxes of Borrower is in effect or has been required or applied for, except as disclosed in the financial statements delivered by Borrower to Lender.

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Section 6.14. Other Agreements. Borrower: (a) is not a party to any indenture, loan, credit agreement, lease or other agreement or instrument other than the Construction Documents or the Support Documents; (b) is not subject to any charter or corporate restriction which could constitute or cause a Material Adverse Event with respect to Borrower; and (c) is not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

Section 6.15. Operation of Business. Each of Borrower and Pledgor possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and neither Borrower nor Pledgor is in violation of any valid rights of others with respect to any of the foregoing. The Borrower has not received from any third party a claim in writing that it is infringing the Intellectual Property Rights of such third party, and the use of intellectual property by the Borrower does not infringe on the rights of any Person in any manner.

Section 6.16. Support Documents and Construction Documents. Borrower has provided to Lender copies of all Support Documents and Construction Documents that are true, correct, accurate, and complete copies of the originals. The Equipment and the Project will be completed in accordance with the EPC Agreement and the other Construction Documents (subject to Permitted Changes). To the Knowledge of Borrower, each of the Support Documents and Construction Documents is in full force and effect, is enforceable against each counterparty thereto in accordance with its terms, (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles (regardless of whether enforceability is considered in a proceeding in law or equity)), and no material defaults by the Borrower, or to the best of the Borrower’sKnowledge, by any counterparty thereto, have occurred and are continuing thereunder.

Section 6.17. Ownership of Equipment and Materials. Borrower shall own, and Lender shall have a first priority Lien on the Equipment and Materials when delivered to the Land and payment is made therefor.

Section 6.18. Financial Model. The assumptions, formulas and methodology constituting the basis on which Borrower prepared the Financial Model that is in effect with respect to the Project were developed and consistently utilized in good faith, and (i) prior to the Conversion Date, are believed by Borrower to be reasonable; (ii) on or after the Conversion Date, are reasonable; and (iii) in all cases, represent Borrower’s best estimate as of the date prepared as to the matters contained therein, based on all information known to Borrower. Borrower may update the Financial Model with the prior written consent of Lender by following the procedure in Section 2.10, provided, however, that no warranty is made with respect to any projections or other forward-looking statements provided by or on behalf of Borrower, including any projections with respect to the Financial Model or any forecast delivered thereunder.

Section 6.19. Additional Environmental Provisions. To the Knowledge of the Borrower, no asbestos or asbestos-containing materials have been installed, used, incorporated into, or disposed of on the Land; no storage tanks, either underground or above-ground, are located on the Land or were located on the Land and subsequently removed or filled, except those tanks that have been disclosed to Lender, and which are and will be in compliance with the provisions and standards of the all Applicable Laws related to underground storage tanks; and to the Knowledge of the Borrower, no Environmental Claim is proposed, threatened, anticipated or in existence with respect to the Land.

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ARTICLE VII

Affirmative Covenants; Representations and Warranties; Additional Provisions

So long as this Agreement remains in effect or Borrower shall have any unfulfilled or undischarged Obligations, including any Indebtedness evidenced by any Notes, Borrower will comply with the following requirements and represents and warrants as follows:

Section 7.01. Financial Statements; Other Information and Covenants. Borrower will deliver to Lender, or cause to be delivered to Lender, as applicable:

(a)	Unaudited quarterly financial statements for Borrower within sixty (60) days of the end of each fiscal quarter;

(b)	Within one hundred twenty (120) days of fiscal year end, annual financial statements for Borrower that have been audited by a Certified Public Accountant in accordance with GAAP;

(c)	Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any state or federal court or any governmental or regulatory agency, bureau or commission affecting Borrower, Pledgor or any Affiliate of Borrower of the type described in Section 6.07 or which seek a monetary recovery against Borrower, Pledgor or such Affiliate in excess of Twenty-Five Thousand Dollars and 00/100ths ($25,000.00) (or, if determined adversely to Borrower, Pledgor or such Affiliate, would constitute or cause a Material Adverse Event with respect to Borrower or Pledgor) along with, if requested in writing by Lender, an opinion of Borrower’s, Pledgor’s or such Affiliate’s counsel regarding the circumstances underlying and the merits of such litigation or proceedings;

(d)	As promptly as practicable (but in any event not later than ten (10) days after Borrower obtains knowledge of the occurrence), notice of any Default together with a detailed statement by an officer of Borrower of the steps being taken by Borrower to cure such Default;

(e)	From time to time and promptly upon the reasonable request of Lender, such data, certificates, reports, statements, opinions of counsel and other experts, documents, further information, or assurances regarding (i) the Transaction Documents, the Support Documents and the Construction Documents; or (ii) the business, assets, liabilities, financial condition, results of operations, or business prospects of Borrower as Lender may request, in each case in form, substance, and certified in a manner satisfactory to Lender;

(f)	A certificate using the format shown in Exhibit M signed by an authorized officer of Borrower. This certificate is required to be submitted with each set of quarterly and annual financial statements; and

(g)	As promptly as practicable (but in any event not later than three (3) Business Days after Borrower obtains knowledge of the occurrence), notice in writing of: (i) the presence of or release of any Hazardous Substances with respect to the Land or any property that is affected by or proximate to the Land; (ii) any Environmental Claim; or (iii) any Material Adverse Event with respect to Borrower.

Section 7.02. Financial Covenants. Borrower makes the covenants, representations and warranties to Lender as are set forth on Exhibit N.

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Section 7.03. Compliance with Laws and Regulations; Payment of Taxes and Claims. Borrower shall, in the conduct of its business, comply with all Applicable Laws, including: (i) paying and discharging promptly, and in all events before the same become delinquent, all Taxes, claims, assessments, and governmental charges imposed upon it or upon its property, subject to Borrower’s Contest Rights; and (ii) maintaining all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as conducted. If Borrower shall fail to immediately discharge or provide security against any Taxes, claims, assessments, and governmental charges as aforesaid, Lender may do so and any and all expenses incurred by Lender, which amounts shall be immediately paid by Borrower on demand and shall be subject to late payment fees and interest in accordance with Section 13.10 hereof.

Section 7.04. Lender’s Right of Entry and Inspection. Lender, Lender’s Engineer and each of their respective agents shall have, upon one (1) day prior notice (provided, however, that advance notice shall not be required during the occurrence and continuance of a Default), the right of entry and free access to the Project, the Land, Borrower’s premises and the right to inspect the Collateral, including the Project and all work done, labor performed, and Equipment and Materials furnished with respect to the Project and the design, engineering, construction, testing and operation thereof. Lender hereby agrees to defend, indemnify and hold Borrowers and Borrowers’ employees, agents, directors, partners, shareholders, officers, members, and any assignee or Borrowers harmless from and against all claims, demands, suits, and legal proceedings (whether civil, criminal, administrative, investigative, or otherwise), including arbitration, mediation, bankruptcy, and appeal and including any claims, demands, suits, and legal proceedings related to any alleged or actual harm suffered by Lender, Lender’s Engineer and each of their respective agents during such entry and access arising from the acts or omissions of such Lender or Lender’s Engineer. Lender shall have unrestricted access to and the right to copy all records, accounting books, contracts, subcontracts, bills, statements, vouchers, and supporting documents of Borrower relating in any way to the Project. Without limiting the foregoing, Borrower expressly agrees that, such rights include the right of Lender, Lender’s Engineer and each of their respective agents to: (a) participate in any and all periodic and other progress meetings (by telephone, videoconference or in person) during the construction phase of the Project; and (b) witness any commissioning and performance tests for the Project and inspect the Project facilities in connection therewith. In furtherance of the foregoing, Borrower shall give advance notice of the foregoing to Lender (including at least five (5) days prior to Borrower’s plan to carry out any performance testing relating to Mechanical Completion, Biogas Substantial Completion, Power Substantial Completion or Final Completion). Following any such tests, Borrower shall deliver to Lender and Lender’s Engineer a report that indicates the preliminary opinions as to the satisfactory achievement of the applicable performance tests. Borrower shall be responsible for all reasonable out-of-pocket incurred by Lender. Borrower shall, promptly upon written request from Lender or Lender’s Engineer, provide copies of such records, accounting books, contracts, subcontracts, bills, statements, vouchers, and supporting documents of Borrower relating in any way to the Project as are requested by Lender or Lender’s Engineer.

Section 7.05. Lender’s Right to Stop Work. All construction on the Project shall be performed in good and workmanlike manner. If Lender’s Engineer reasonably determines that any work or materials do not conform to the approved Construction Documents or sound construction practices, or otherwise depart from any of the requirements of this Agreement, Lender may require the work to be stopped and withhold any Advances until the matter is corrected. In such event, Borrower will promptly correct, or cause EPC Contractor and any Subcontractors to correct, the work to Lender’s satisfaction.

Section 7.06. Preservation of Legal Existence. Borrower shall preserve and maintain its legal existence as presently constituted and all of its rights, privileges, licenses, qualifications, patents and franchises; provided, however, that Borrower shall not be required to preserve any such rights, privileges, licenses, patents, and franchises if (a) its board of directors, general partner, manager, managing partner or other governing body shall reasonably determine that the preservation thereof is no longer beneficial in the conduct of the current business of Borrower and (b) the loss thereof does not decrease the value of the Collateral or is not otherwise disadvantageous in any material respect to Lender or the its rights hereunder.

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Section 7.07. Maintenance of Properties, Operation, Etc. Borrower shall maintain and preserve all of its assets necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and shall operate the Project, or ensure that the Project is operated, in a commercially reasonable manner. Without limiting the generality of the foregoing, Borrower further covenants and agrees that:

(a)	Borrower shall use, operate, service, maintain, repair and store the Equipment, Materials and other portions of the Project in accordance with: (i) its design and originally intended purpose so as to subject it only to ordinary wear and tear; (ii) the original equipment manufacturer recommendations and manuals (such as the Caterpillar Application Guidelines, Operation and Maintenance Manuals and related Service Bulletins available with respect to the Equipment), including operation and maintenance guidelines, scheduled oil sampling and coolant analysis as recommended by the manufacturer; (iii) all Applicable Laws; (iv) all requirements of any insurance maintained hereunder; and (v) the prudent practice of other similar companies in the same business as Borrower.

(b)	Without limiting Borrower’s obligations under Section 7.07(a), Borrower expressly covenants and agrees to: (i) maintain the O&M Agreement in full force and effect at all times until its Obligations are fully paid and performed; and (ii) maintain the Performance Guarantee Agreement in effect for two (2) years following Power Substantial Completion.

(c)	Borrower shall cause copies of all test reports related to the Equipment to be provided directly to Lender’sEngineer.

Section 7.08. Support Documents; Required Fuel Supply Agreements; Additional Covenants.

(a)	Support Documents. Until its Obligations are fully paid and performed, Borrower shall maintain each of the Support Documents in full force and effect.

(b)	Required Fuel Supply Agreements Generally. For purposes of clarity, the parties expressly agree that Fuel Supply Agreements which do not constitute Required Fuel Supply Agreements (as hereinafter defined) also do not constitute Support Documents. As used herein, the term “Required Fuel Supply Agreements” means one or more Fuel Supply Agreements that satisfy the following requirements: (i) such Fuel Supply Agreements have a minimum term of not less than the term of the Term Note; (ii) the collective projected Revenues from such Fuel Supply Agreements, when combined with Revenues projected under the Power Purchase Agreement and Compost Agreement (in each case, as determined by the Financial Model then in effect), shall be not less than one hundred and five percent (105%) of the sum of the amounts to be transferred from the Revenue Account for operating expenses and payment Obligations owed by Borrower to Lender (as more accurately described in Sections 4(a) through 4(e) of the Cash Application Hierarchy Provisions, inclusive); (iii) such Fuel Supply Agreements shall provide the Project the same quantity and same ratio of types of feedstock as specified by the Project’s design parameters stated in the EPC Agreement, including as described in Annex 6 (Laboratory analysis of substrates) and Annex 14 (Table of Quality and Quantity of Substrates Deviances) thereto, and as required by the then-current Financial Model; (iv) such Fuel Supply Agreements shall include a clear description of the quantity, quality and appropriate damages addressing receipt of less than desired amounts and qualities (it being acknowledged that this subsection (iv) does not require a liquidated damages provision as a remedy); (v) such Fuel Supply Agreement shall include satisfactory provisions for the stated price per ton of feedstock provided; (vi) such Fuel Supply Agreements are with counterparties acceptable to Lender and are otherwise in a form and substance acceptable to Lender; and (vii) such Fuel Supply Agreements are subject to Required Consents. For purposes of illustration and not of limitation, so long as Required Fuel Supply Agreements are in effect that satisfy this Section 7.08(b), Borrower may, without Lender’s prior written consent, terminate any other Fuel Supply Agreements that are not Required Fuel Supply Agreements.

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(c)	Additional Covenants for all Support Docu ments and all Fuel Supply Agreements. Borrower covenants and agrees that, until its Obligations are fully paid and performed: (i) Borrower shall promptly notify Lender of any expiration or termination of any Support Document (and any Fuel Supply Agreement whether or not it constitutes a Support Document); (ii) prior to any termination or expiration of a Support Document that may be terminated in accordance with the terms of this Agreement, Borrower shall provide Lender with: (A) executed documentation renewing such agreement or an executed replacement agreement (the form of, and counterparty to, any such renewal or replacement agreement to be satisfactory to Lender); and (B) in the event of any replacement agreement approved in accordance with the terms hereof, a Required Consent in form and substance satisfactory to Lender if such Support Document is not, in the opinion of Lender, already addressed by a Required Consent received by Lender, duly executed by such counterparty and Borrower (for purposes of clarity, Required Consents are not required with respect to any Fuel Supply Agreement that does not constitute a Required Fuel Supply Agreement under Section 7.08(b) hereof); and (iii) prior to execution of any Support Document (or any Fuel Supply Agreement whether or not it constitutes a Support Document) or any amendment, modification or waiver with respect to any Support Document (or any Fuel Supply Agreement whether or not it constitutes a Support Document), Borrower shall provide copies of such proposed agreement or amendment, modification, waiver or other related documentation to Lender for review together with such other information regarding such agreement and the counterparty thereto as Lender may request.

Section 7.09. Mechanics’ Liens. Borrower shall pay when due all claims and demands of mechanics, materialmen, laborers, and others for any work performed or materials delivered for the Project (subject to Borrower’s Contest Rights). If Borrower shall fail to immediately discharge or provide security against any such claim or demand as aforesaid, Lender may do so and any and all expenses incurred by Lender shall be immediately paid by Borrower on demand and shall be subject to late payment fees and interest in accordance with Section 13.10 hereof.

Section 7.10. Maintenance of Records and Books of Account. Borrower shall keep accurate records and books of account, in accordance with GAAP consistently applied.

Section 7.11. Discharge of Indebtedness. Borrower shall promptly pay and discharge when due any and all Indebtedness and lawful claims (subject to Borrower’s Contest Rights).

Section 7.12. Evidence of Ownership. Borrower shall deliver to Lender at any time or times, upon request of Lender, all invoices, bills of sale, or other documents, as deemed necessary by Lender to evidence Borrower’s ownership of any and all of the assets then being used by Borrower in its business.

Section 7.13. Uninsured Loss. Borrower shall give Lender written notice of any uninsured loss suffered by Borrower through fire, theft, liability, or property damage in excess of an aggregate of Twenty-Five Thousand Dollars and 00/100ths ($25,000.00).

Section 7.14. Damage or Destruction. If the Project is damaged or destroyed by casualty of any nature, within thirty (30) days thereafter Borrower shall restore, or cause EPC Contractor or its Subcontractors to restore, via a process acceptable to Lender, the Project to the condition in which it was before such damage or destruction. Lender shall not be obligated to make further Advances under this Agreement until such restoration has been accomplished. All insurance proceeds shall be paid to Lender. If no Event of Default has occurred and is continuing at the time of any such casualty, Lender shall cooperate with Borrower in good faith to pay such monies to the applicable vendor or repair personnel, as reimbursement to Borrower, or otherwise once Lender reasonably determines the applicable property has been adequately repaired or replaced, or that an acceptable process has been commenced to restore or repair such property. If an Event of Default has occurred and is continuing at the time of any such casualty or the damaged property is not repaired or replaced in accordance with the terms hereof within thirty (30) days from the date of such casualty, Lender may, in its discretion, apply any insurance monies so received to payment of any of the Obligations, in any order that Lender determines, whether or not due, and shall remit any surplus to Borrower.

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Section 7.15. Projected Cost Overruns. If Lender’s Engineer at any time determines (such determination shall be final and conclusive) that the remaining Project Costs will exceed the sum of the remaining amount Lender would be required to advance, then within ten (10) days after receipt of a written request from Lender, Borrower shall provide information regarding the Estimated Project Costs, and the provisions of Section 2.02(a) shall apply. In making such determination, Lender shall have sole discretion with respect to anticipated transaction costs which may accrue prior to the Conversion Date but shall look to the Construction Documents and the opinion of Lender’s Engineer for relevant construction costs and such other objective criteria as Lender deems to be applicable. If Borrower at any time determines that the total costs of completing the Project will exceed the amount set forth above, it shall promptly send written notice to Lender and shall, within ten (10) days of its discovery thereof, provide information regarding the Estimated Project Costs and the provisions of Section 2.02(a) shall apply.

Section 7.16. Increased Costs; Reduced Returns due to Certain Events. If at any time after the date hereof, a Market Disruption Event (as hereinafter defined) has occurred, Lender may modify the interest rate applicable to the Obligations of Borrower, including the interest rates due under the Note then in effect, to be equal to the sum of (a) the Base Rate (which shall remain subject to adjustment as set forth in Section 2.04 hereof); (b) a percentage determined by Lender; and (c) the interest rate determined by Lender to be its then current Borrowing Costs (as defined below), from whatever sources it may reasonably select. As used herein, a “Market Disruption Event” means (i) any event, development or circumstance (including any change in the financial markets) occurring before the Conversion Date that in Lender’s reasonable judgment had or would reasonably be expected to cause or result in Lender being unable to obtain funds at the Borrowing Costs (as hereinafter defined) it assumed when calculating the original interest rate under the Construction Note, or (ii) Lender being unable to determine with reasonable certainty before the Conversion Date the interest rate under the Construction Note pursuant to the methodology set forth in the Transaction Documents. As used herein, “Borrowing Costs” means, as of the date of calculation, the interest rate Lender estimates it paid to borrow funds used to fund financing transactions. For purposes of clarification, Borrowing Costs may represent a blended rate of interest representing the interest rates payable under a variety of funding options. If Lender provides Borrower a notice of a Market Disruption Event and an increase in the interest rates, Borrower may, provided that no Default has occurred, prepay the entire balance due under the Note if such prepayment is made within one hundred and twenty (120) days of the date of such notice. If Borrower elects to prepay such balance after such 120-day period, such prepayment shall be made in accordance with Section 2.09 of this Agreement (without premium or penalty). No failure by Lender to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of Lender’s right to demand payment of such amounts at any subsequent time. Nothing herein contained shall be construed or so operate as to require Borrower to pay any interest, fees, costs, or charges greater than is permitted by Applicable Law.

Section 7.17. Force Majeure Event. In the event that for any period of time after the date of Power Substantial Completion, the Project is completely inoperable due to the occurrence of a Force Majeure Event, Borrower shall immediately notify Lender of such Force Majeure Event in reasonable detail. Borrower’s obligations to make principal and interest payments under the Term Note shall be suspended from the date of such notice until the Reinstatement Date (as hereinafter defined); provided, however, that Borrower shall at all times use all reasonable efforts to ensure that the Project commences partial operation, as well as full operation, as soon as possible after the Force Majeure Event occurs. Borrower shall provide Lender with periodic updates, at such intervals as Lender may request, but in no event less frequently than monthly, on the status of the Force Majeure Event and the steps that Borrower is taking to restore the Project to full operation. Upon the Reinstatement Date, payment of obligations under the Term Note shall be reinstated in full and the balance including all accrued interest will be re-amortized over the remaining term of such Term Note. Borrower shall execute a replacement Term Note or other documentation required by Lender to evidence the amended payment obligations. As used herein, the “Reinstatement Date” means the date which is the earlier of: (a) the sixty-first (61st) day after the Force Majeure Event occurs or (b) the date the Project commences partial or full operation, as determined by Lender’s Engineer in its sole discretion.

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Section 7.18. Financial Condition; Accuracy of Information. Borrower represents and warrants that: (a) all financial statements furnished to Lender by or on behalf of Borrower or Pledgor fairly present the financial condition of such Person on the dates thereof and the results of its operations for the periods then ended, and have been prepared in accordance with GAAP; (b) there are no liabilities of Borrower or Pledgor, fixed or contingent, which are material and are not reflected in the financial statements or the notes thereto, other than liabilities arising in the ordinary course of business since the date of the last financial statement; (c) the financial statements do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading; and (d) all written information supplied to Lender by or on behalf of Borrower or Pledgor pursuant to the terms of this Agreement is true and correct in all material respects. As used in this Section, information includes original written copies, printed copies, or copies provided electronically by analog, digital, electronic, telephone, magnetic, mechanical, optical, chemical, electromagnetic, electromechanical, electrochemical, or other similar means, whether or not sent by mail, courier, delivery service, telephone, facsimile, telegraph, Internet, or any other means.

Section 7.19. Deferred Permits and Related Rights. Borrower covenants and agrees to obtain Deferred Permits and Related Rights on or before the earlier of: (a) the date (or, if applicable, the phase of construction) set forth in Schedule 6; and (b) the date necessary under Applicable Law, the Construction Documents or the Support Documents. Borrower acknowledges and agrees that all such Deferred Permits and Related Rights shall be in form and substance acceptable to the Lender.

ARTICLE VIII

Negative Covenants

So long as this Agreement remains in effect, Lender shall have any commitment hereunder or under any of the other Transaction Documents, or Borrower shall have any unfulfilled or undischarged Obligations, including any Indebtedness evidenced by all Notes, Borrower agrees that, without the prior written consent of Lender:

Section 8.01. Sale of Assets. Borrower shall not sell, lease, assign, transfer or otherwise dispose of any of the assets being used in Borrower’s business, except that such restriction shall not be applicable to sales of assets in the ordinary course of Borrower’s business or any disposition of any other assets or retired property which could not reasonably be expected to be used or useful in Borrower’s business and which Lender determines to be immaterial to the Project’s continued operation and value.

Section 8.02. Additional Indebtedness. Borrower shall not, without the prior written consent of Lender, incur any Indebtedness other than Indebtedness to Lender or amounts due to EPC Contractor for work performed under the EPC Agreement paid in the normal course of business provided, however, Lender shall not unreasonably withhold its consent with respect to Indebtedness owed to an Affiliate of Borrower (“Permitted Intercompany Indebtedness”) so long as: (a) the amount, term, payment frequency, amortization and other provisions relating to such Permitted Intercompany Indebtedness are in form and substance satisfactory to Lender; (b) the Permitted Intercompany Indebtedness is expressly subordinated to the Obligations of Borrower to Lender pursuant to a subordination agreement in form and substance satisfactory to Lender; (c) the Permitted Intercompany Indebtedness is not secured by any real or personal property of Borrower; and (d) the party to whom such Permitted Intercompany Indebtedness is owed: (i) may only accept regularly scheduled payments in the ordinary course of business from Borrower so long as no Default has occurred and is continuing hereunder an any such payments must be made from amounts available to Borrower at the end of the cash application hierarchy from the Revenue Account set forth in the Cash Application Hierarchy Provisions; and (ii) grants to Lender a Security Interest in all of its rights against Borrower with respect to such Permitted Intercompany Indebtedness.

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Section 8.03. Consolidation and Merger; Change of Structure. Borrower shall not: (a) consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person; (b) change its legal name, state of organization, or organizational structure; or (c) allow the Membership Interests to be transferred (including by operation of law) except in connection with the Permitted Ownership Acquisition.

Section 8.04. Restrictions on Nature of Business. Borrower shall not engage in any line of business materially different from that in which it is presently engaged.

Section 8.05. Liens and Encumbrances. Borrower shall not permit or suffer to exist or to be created any Lien upon the Equipment, Materials or any portion of the Project or any other Collateral, including the Membership Interests, other than Permitted Liens.

Section 8.06. Investments, Loans and Guarantees. Borrower shall not loan funds to any Person, whether by way of loan, stock purchase, capital contribution or otherwise, or incur any Indebtedness with respect to the obligations of any Person, or acquire by purchase of stock or by purchase of assets in exchange for cash, shares of capital stock, or other securities of Borrower or any other Person, all or any substantial division or portion of the assets and business of any other Person.

Section 8.07. Mechanical Completion. Borrower shall not use or allow the use of the Equipment, Materials or other components of the Project to provide power (whether for testing or otherwise) until: (a) EPC Contractor shall have executed and delivered to Borrower a Certificate of Mechanical Completion; (b) Borrower shall have executed and delivered to Lender such Certificate of Mechanical Completion; and (c) Lender’s Engineer shall have advised Lender of his acceptance of such Certificate, as evidenced by his countersignature in the place designated therein.

Section 8.08. Termination or Changes to Support Documents or Construction Documents. Except for Permitted Changes, Borrower shall not direct, consent to or agree to any amendment, modification, supplement, waiver, consent in respect of, suspension of work under, termination, renewal or extension of, or assignment, delegation or transfer of any material right, obligation or benefit under, any Support Document or Construction Document without the prior written consent of Lender. Without limiting the foregoing, Borrower covenants and agrees that: (a) all requests for changes in any Support Document or Construction Document must be in writing, signed by Borrower, and delivered to Lender for its approval; (b) Borrower will not permit the performance of any work pursuant to any change order or modification of any Construction Document other than Permitted Changes without the prior written approval of Lender; and (c) Borrower will obtain any required permits or authorizations from Governmental Authorities having jurisdiction before requesting an amendment, including a change order to any Construction Documents. Within ten (10) Business Days of receipt by Lender of such request, Lender shall either (i) approve or deny such request; or (ii) request additional information from Borrower.

Section 8.09. Submission of Certificates of Mechanical, Substantial and Final Completion. Borrower shall not submit to Lender any Certificate of Mechanical Completion, Certificate of Biogas Substantial Completion, Certificate of Power Substantial Completion, or Certificate of Final Completion unless Borrower reasonably believes the certifications of EPC Contractor thereunder are true and correct and that all conditions precedent in the EPC Agreement with respect to the issuance of such certificates have been satisfied in full. In the event Borrower becomes aware of material inaccuracies or the failure of such conditions precedent described above after submission of such certificates to Lender, Borrower shall promptly notify Lender of the same.

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Section 8.10. Bonds and Insurance. Following the execution date of this Agreement, Borrower shall not allow any construction or work to be performed by third parties, including EPC Contractor and any Subcontractors, unless and until all bonds required pursuant to Sections 3.02 and 4.01(c) hereof and all insurance required pursuant to Article XII have been obtained and are in full force are effect. In the event, before the execution date of this Agreement, construction or work is performed by EPC Contractor prior to delivery of the bonds required pursuant to Sections 3.02 and 4.01(c), Borrower shall also assure that any such bonds address payment and performance of such prior construction or work.

Section 8.11. Tax Credits. Borrower shall not take, or permit to be taken, any action that would cause the Tax Credits to be subject to a Tax Credit Recapture Event (or other disallowance claim), including issuance, sale, assignment or transfer of any direct or indirect ownership interest in Borrower to any Disqualified Person.

ARTICLE IX

Events of Default, Rights, and Remedies

Section 9.01. Events of Default by Borrower. The following events shall each constitute an “Event of Default” under this Agreement:

(a)	Borrower shall fail to make payment of any amounts due under any Note at the time and in the manner specified;

(b)	Any: (i) material representation made by Borrower herein or by Borrower or Pledgor in any other Transaction Document to which it is a party shall prove to be incorrect or misleading in any material respect when made or deemed made; or (ii) any warranty made by Borrower herein or by Borrower or Pledgor in any other Transaction Document to which it is a party shall prove to be incorrect or misleading in any material respect when made or deemed made; provided, however that if the breach with respect to such warranty is capable of being corrected to the reasonable satisfaction of Lender, it shall not be an Event of Default if such breach is corrected within fifteen (15) days after the date that such Person or any officer of such Person shall have actual knowledge of incorrect or misleading warranty;

(c)	Borrower breaches any covenant, representation or warranty set forth in Sections 7.02, 7.07(b), 7.08, 7.18, 8.01, 8.02, 8.03, or 8.05 through 8.09, inclusive;

(d)	Borrower or Pledgor defaults in the performance of, or commits any breach of, any covenant or agreement of Borrower herein or in any other Transaction Document to which such Person is a party (other than a default which is dealt with specifically elsewhere in this Section 9.01 or in such Transaction Document) and any such default shall continue for fifteen (15) days unremedied after written notice of such default by Lender to such Person, or if Borrower or Pledgor fails to give any notice required hereunder or under any other Transaction Document to which such Person is a party within fifteen (15) days after the date that such Person or any officer of such Person shall have actual knowledge of the event, condition or occurrence that requires such Person to provide such notice to Lender;

(e)	A default occurs under any bond, debenture, note or other evidence of Indebtedness of Borrower or under any indenture or other instrument under which any such evidence of Indebtedness has been issued or by which it is governed (without implying the consent of Lender to the existence or creation thereof);

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(f)	EPC Contractor breaches or otherwise fails to perform any of its obligations to Lender or Borrower unless, within thirty (30) days of the date notice is provided to the Borrower, or the date of Knowledge of such breach, either: (i) such breach has been cured or (ii) Borrower replaces EPC Contractor with a counterparty, and pursuant to an agreement, that are both acceptable to Lender (including replacement Acceptable Credit Support); and Lender also receives, prior to expiration of such thirty (30) day period, a Required Consent in form and substance satisfactory to Lender;

(g)	EPC Contractor abandons the construction or installation of the Equipment, Materials or any materially significant part of the Project unless, within thirty (30) days of the date notice is provided to the Borrower, or the date of Knowledge of such abandonment Borrower replaces the EPC Contractor with a counterparty, and pursuant to an agreement, that are both acceptable to Lender (including replacement Acceptable Credit Support); and Lender also receives, prior to expiration of such thirty (30) day period, a Required Consent in form and substance satisfactory to Lender;

(h)	Either: (i) An event of default occurs under the EPC Agreement; or (ii) the construction contemplated under the EPC Agreement is: (A) permanently cancelled at any time prior to the Final Completion; or (B) for reasons other than Force Majeure Event, materially delayed;

(i)	A default occurs under an applicable document with the holder of any Lien on the Collateral (without implying the consent of Lender to the existence or creation of any Lien other than Permitted Liens), whether such Lien is superior or subordinate to Lender’s Lien on the Collateral, and such default is not cured within any applicable grace or cure period set forth in the applicable document or such holder institutes foreclosure or other proceedings for the enforcement of its remedies thereunder;

(j)	The Interconnection Agreement or O&M Agreement is terminated;

(k)	The Performance Guarantee Agreement is terminated before the second anniversary of the date of Power Substantial Completion;

(l)	O&M Contractor breaches or otherwise fails to perform any of its obligations to Lender or Borrower unless, within thirty (30) days of the date notice is provided to the Borrower, or the date of Knowledge of such breach, either: (i) such breach has been cured or (ii) Borrower replaces O&M Contractor with a counterparty, and pursuant to agreements, that are in each case acceptable to Lender (including replacement Acceptable Credit Support); and Lender also receives, prior to expiration of such thirty (30) day period, a Required Consent in form and substance satisfactory to Lender;

(m)	Any Construction Document or Support Document (other than the Interconnection Agreement, the O&M Agreement or the Performance Guarantee Agreement) is terminated unless (i) otherwise expressly allowed in accordance with the terms hereof; or (ii) Borrower replaces such agreement with a similar agreement with another party within thirty (30) days and: (A) such agreement and counterparty are both acceptable to Lender (including replacement Acceptable Credit Support); and (B) Lender also receives, prior expiration of such thirty (30) day period, a Required Consent in form and substance satisfactory to Lender if such replacement agreement is not, in the opinion of Lender, already addressed by a Required Consent received by Lender, duly executed by such counterparty and Borrower (for purposes of clarity, Required Consents are not required with respect to any Fuel Supply Agreement that does not constitute a Required Fuel Supply Agreement under Section 7.08(b) hereof);

(n)	An event of default occurs under any Support Document after giving effect to any notice and cure periods thereunder; provided, however, that it shall not be an Event of Default hereunder if: (i) the Support Document is not the O&M Agreement or Performance Guarantee Agreement; (ii) it is the counterparty to such Support Document (rather than Borrower) that is in default under such Support Document; (iii) the counterparty to such Support Document is substantially performing all material obligations under such Support Document; (iv) such breach or default is susceptible of cure within 30 thirty (30) days the expiration of the initial cure period (the “Extended Cure Period”); (v) Borrower is proceeding with diligence and in good faith to cause the counterparty cure such breach or default within such Extended Cure Period; and (vi) such default is cured within such Extended Cure Period;

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(o)	Borrower, Pledgor or any counterparty to any Support Document consents to the appointment of, or a court appoints, a custodian, receiver, liquidator, or trustee for any such Person or any of its assets; or an order for relief in respect of any such Person shall be entered under any bankruptcy laws; or any of its assets shall be sequestered by court order;

(p)	Borrower, Pledgor or any counterparty to any Support Document files a petition for voluntary bankruptcy or a petition is filed against any such Person, or any such Person seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction;

(q)	Borrower, Pledgor or any counterparty to any Support Document makes a general assignment for the benefit of its creditors, or admits in writing it inability to pay its debts as they become due;

(r)	There is a cessation of a substantial part of the business of Borrower, including loss or suspension of any Permits and Related Rights at the Project, for a period which significantly affects Borrower’s ability to continue its business on a profitable basis; or Borrower suffers the loss or revocation of any license or permit now held or hereafter acquired by Borrower which is necessary to the continued lawful operation of it business; or Borrower shall be enjoined, restrained, or in any way prevented by court, governmental, or administrative order from conducting all or any material part of its business; or any lease or agreement pursuant to which Borrower leases, uses, or occupies any property shall be cancelled or terminated prior to the expiration of its stated term and such termination shall have a material adverse effect; or any material part of its Collateral shall be taken through condemnation or the value of such Collateral shall be impaired through condemnation;

(s)	Any Governmental Authority or other Person purporting to be, or acting as, any Governmental Authority condemns, seizes, or otherwise expropriates all or any substantial part of the Collateral or other assets of the Borrower or assumes custody or control of such Collateral or other assets or of the business or operations of the Borrower which would prevent the Borrower from carrying on its Obligations under the Transaction Documents, and such condemnation, seizure, expropriation, assumption, action or implementation is not withdrawn, rescinded, reversed, or in the case of any such action with respect to the Collateral or assets the same are not replaced with equivalent Collateral or assets within thirty (30) days;

(t)	Borrower or Pledgor challenges or contests in any action, suit, or proceeding the validity, legality, and enforceability of any Transaction Document, Obligations, or perfection or priority of any Lien granted for the benefit of Lender;

(u)	The Project or any part thereof is sold, transferred, assigned, or otherwise disposed of by Borrower without the consent of Lender, or any material part thereof is lost, stolen, materially damaged, levied on, seized, or attached (other a sales of assets in the ordinary course of Borrower’s business or any disposition of any other assets or retired property which could not reasonably be expected to be used or useful in Borrower’s business and which Lender determines to be immaterial to the Project’s continued operation and value);

(v)	Any insurance policy required under Article XII lapses;

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(w)	The Debt Reserve Service Account: (i) is not funded in an amount equal to at least the Debt Service Reserve Required Balance at the time required pursuant to Section 2.07(b); or (ii) falls below the Debt Service Reserve Required Balance for a period exceeding sixty (60) days;

(x)	The Major Maintenance Reserve Account: (i) is not funded in an amount equal to at least the Major Maintenance Reserve Required Balance at the time required pursuant to Section 2.07(b); or (ii) thereafter falls below the Major Maintenance Reserve Required Balance for a period exceeding sixty (60) days;

(y)	Lender receives notice from the issuer of any Contingency Letter of Credit provided pursuant to Section 2.07(c) hereof that such letter of credit shall not be renewed and Borrower fails to deliver a substitute Contingency Letter of Credit at least fifteen (15) days prior to the date that such Contingency Letter of Credit shall expire;

(z)	A sale, hypothecation or other disposition of the beneficial interest in any class of Membership Interest of Borrower without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed;

(aa)	An Event of Default occurs under the Pledge Agreement or any other Transaction Document;

(bb)	Borrower has knowledge of any circumstance or event which would reasonably be expected to result in any Tax Credit Recapture Liability, unless Borrower has established within ten (10) days, to Lender’s reasonable satisfaction, reserves to cover the reasonably anticipated amount of the Tax Credit Recapture Liability, which such reserves shall be: (i) funded from cash resulting from an addition to equity (not from funds obtained by Borrower pursuant to any loans or other arrangements evidencing Indebtedness of Borrower); and (ii) deposited in a segregated account pledged to Lender and subject to a Control Agreement;

(cc)	Any Tax Credit Recapture Liability shall have been assessed against Borrower or otherwise in respect of the Project, pursuant to a written demand issued by the United States Treasury Department, if Borrower fails to pay, or cause to be paid (from cash resulting from an addition to equity (not from funds obtained by Borrower pursuant to any loans or other arrangements evidencing Indebtedness of Borrower)) such Tax Credit Recapture Liability in full on or prior to the deadline for payment thereof (as set forth in such notice or demand of the United States Treasury Department, if applicable); or

(dd)	A Material Adverse Event occurs with respect to Borrower or Pledgor.

Section 9.02. Rights and Remedies Upon Event of Default. Lender shall have any and all remedies existing at law or in equity, and shall have the right, at its sole option, at any time upon the occurrence of an Event of Default, to exercise any or all of such remedies concurrently, successively, or separately, without notice to Borrower (unless specifically stated herein). Without limiting the foregoing or any other remedies under this Agreement or in any other Transaction Document, upon the occurrence of an Event of Default, Lender may, at its election, and without notice and without demand, requirements of which Borrower expressly waives, do any one or more of the following, all of which are authorized by Borrower:

(a)	Declare all Obligations, including Obligations under the Note, immediately due and payable, including a prepayment fee equal to the Prepayment Calculation Rate times the amount of the Obligations under the Note;

(b)	Proceed by court action to enforce performance by Borrower of the covenants and terms of this Agreement or any other Transaction Document, including the Land Documents;

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(c)	Consistent with the requirements of the UCC and other Applicable Law, without legal proceedings or notice to Borrower, enter the premises, take possession of, disable, or remove and retain the Equipment or any or all other Collateral and realize upon any of the Collateral, including, to the extent permitted by law: (i) leasing, selling or disposing of the Collateral at either a public or private sale for credit or cash at such price as Lender may select (at which sale Lender may be the purchaser) and with or without the Collateral being present; (ii) applying the proceeds of any sale or other disposition of the Collateral first to the payment of all expenses of Lender in repossessing, keeping, removing, and disposing of the Collateral, any brokerage or commission fees due to third parties, the expenses of liquidating any items, or claims upon the Collateral and all expenses for necessary or desirable repairs, all court costs and Attorneys’ Fees if any are incurred (or allowed by statute and at the highest rate allowable), then, to the reimbursement of Lender for the amount of any Obligations of Borrower paid or discharged by Lender pursuant to the provisions of this Agreement, and of any expenses of Lender payable by Borrower hereunder; then to the satisfaction of the Obligations in such order as Lender shall elect; any surplus to be paid to Borrower or otherwise as required by law and if the proceeds from the disposition of the Collateral shall fail to satisfy all amounts due to Lender hereunder Borrower shall be liable for any deficiency; and (iii) at its option and in lieu of sale or other disposition, retaining the Collateral in full or partial satisfaction of all obligations hereunder, upon giving any notice required by law;

(d)	With or without taking possession of the Collateral, take legal proceedings for: (i) the specific performance of any covenant or agreement contained herein or in any other Transaction Document, or the execution of any right or power granted herein or therein; (ii) foreclosure under this Agreement or under any other Transaction Document; (iii) the sale, under the judgment or decree of any court of competent jurisdiction, of all or any part of the Collateral; (iv) the appointment of a receiver or receivers of all or any part of the Collateral pending any foreclosure hereunder or the sale or other disposition of all or any part of the Collateral, by any court of competent jurisdiction or under executory or other legal process; (v) the recovery of the unpaid balance of Borrower’s Indebtedness under the Note, this Agreement, or any other Transaction Document or of any other Obligations of the Borrower; and (vi) the enforcement of any other appropriate remedy under this Agreement or any other Transaction Document;

(e)	Immediately draw from any of the Required Accounts the amount owed by Borrower and apply said amount to the Obligations;

(f)	Immediately draw upon any Contingency Letter of Credit and apply said amount to the Obligations;

(g)	in the name of Borrower, demand, sue for, collect, compromise or receive any money or property at any time payable to or receivable by Borrower or enforce any rights of Borrower under the Support Documents, Construction Documents or other Collateral, including any Acceptable Credit Support provided in connection therewith;

(h)	Require Borrower to assemble all records and all documents, which comprise any Collateral or evidence ownership or disposition of any Collateral, or any part thereof, and to make them available to Lender at any place reasonably designated by Lender and convenient to Lender;

(i)	Receive all Revenues which would otherwise be payable to Borrower, for application to the amount due and payable to Lender, with any excess being remitted in accordance with the requirements of the UCC or other Applicable Law;

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(j)	As Borrower’s attorney-in-fact, request any information concerning the Collateral and further endorse or sign withdrawal documents, checks, or other instruments in Borrower’s name necessary or desirable to withdraw, cash in, remove or transfer all or any part of the Collateral (whether or not any early withdrawal or similar penalty will be payable thereupon) into Lender’s name or the name of its nominee or payable to the order of Lender or its nominee and to cause new documents or instruments evidencing all or any part of the Collateral to be issued in the name of Lender or its nominee;

(k)	Freeze, hold or set off all or any part of the Collateral maintained by Borrower and in the case of set off, apply all or any part of the Collateral in repayment of the Obligations; and

(l)	Exercise any and all other rights and remedies of a secured party under the applicable UCC.

Prior to any disposition of the Collateral, Lender may, but shall not be required to complete the Project, or assemble, process, repair or recondition, maintain, store, refurbish, have appraised, or otherwise prepare the Collateral for disposition, and all costs incurred by Lender in connection with the foregoing shall constitute Obligations owed by Borrower to Lender hereunder. The requirement of reasonable notification of time and place of any public or private sale or any intended disposition shall be met if notice thereof is mailed, postage prepaid, to Borrower and any other Person entitled thereto at least ten (10) days prior to such sale or other disposition of the Collateral. Lender shall have the right to enforce any one or more of the remedies hereunder, either successively or concurrently, and such action shall not operate to bar or estop Lender from pursuing other remedies that Lender may have hereunder or otherwise, and any repossession or retaking of all or any part of the Collateral, whether temporary or otherwise, and any sale thereof, pursuant to the terms hereof, shall not operate to release or discharge Borrower until full payment in cash shall have been made as herein agreed.

Section 9.03. Additional Construction Remedies. Following the date on which Lender makes an initial Advance, should any one or more Events of Default occur or exist, or should construction on the Project cease or terminate for in excess of ten (10) days (Force Majeure Events excepted), Lender may require Borrower to furnish, within ten (10) days after delivery of a written request (Lender being under no obligation to fund any Advance until adequate security is delivered by Borrower), adequate deposit or other security to eliminate, reduce, or indemnify Lender against the risk of loss arising from such action, condition or event, danger or default (such amounts to be determined by Lender). In such event, Lender shall have the further right to (a) cancel, terminate, renegotiate, amend, modify, compromise or settle, and/or adjudicate any existing construction, architectural, or engineering contracts or other agreements in connection therewith, including any Construction Documents or Support Documents; (b) engage the services of additional or substitute contractors, subcontractors, architects, or engineers of Lender’s selection; and (c) perform such other actions as Lender may deem to be necessary and proper to protect the Security Interest and rights of Lender with regard to the Collateral as provided herein. To the further extent permitted under Applicable Law, Borrower agrees and consents to all such actions on the part of Lender following any Event of Default hereunder, with Borrower further releasing Lender, its officers, directors, employees from any and all liability to Borrower, as well as to Borrower’s officers, directors and shareholders, in connection therewith. Borrower further agrees not to interfere with the exercise of such rights and remedies, and to provide Lender with such assistance, documentation, and information as Lender may request.

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In addition, upon such occurrence, Lender may (but shall not be obligated to) advance additional funds or agree to undertake to advance additional funds to any party to complete the Project or to eliminate, reduce, or indemnify Lender against, such danger. Lender shall have no obligation to make any such Advance. All sums paid by Lender pursuant to such agreements or undertakings shall be for Borrower’s account and shall be without prejudice to Borrower’s rights, if any, to receive such funds from the party to whom paid. All sums expended by Lender in the exercise of its option to complete the Project or protect Lender’s interests shall be payable to Lender on demand, together with interest from the date of the Advance at the rate or rates applicable under the Note. The Advance limits established herein are for Lender’s protection only, and nothing herein shall be deemed to limit Lender’s rights to make any Advances as provided in this Agreement above any loan limit established herein, in such amounts as Lender may elect. In addition, any Advance of funds under this Agreement, including direct disbursements to parties in payment of sums due under the EPC Agreement or any other Construction Document, shall be deemed to have been expended by or on behalf of Borrower and to have been secured by the Collateral.

Section 9.04. Status Quo. If Lender shall have proceeded to enforce any right under this Agreement, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to Lender, then, and in every such case, Borrower and Lender shall be restored to their former positions and rights hereunder.

ARTICLE X

Indemnification

Borrower hereby agrees to defend, indemnify and hold Lender and Lender’s employees, agents, directors, partners, shareholders, officers, members, and any assignee or secured party harmless from and against: (a) all claims, demands, suits, and legal proceedings (whether civil, criminal, administrative, investigative, or otherwise), including arbitration, mediation, bankruptcy, and appeal and including any claims, demands, suits, and legal proceedings (i) related to any Default by Borrower of this Agreement or any other Transaction Document; (ii) arising out of the manufacture, purchase, financing, ownership, delivery, rejection, non-delivery, possession, use, transportation, storage, operation, maintenance, repair, return, or other disposition of the Equipment or any other part of the Project; (iii) by any Governmental Authority or any third party under any Environmental Law, under any common law tort claim theory applicable to Hazardous Materials or any Hazardous Materials remediation otherwise required to be performed or conducted under any applicable Environmental Law; and (iv) patent, trademark or copyright infringement (collectively, “Actions”); and (b) any and all penalties, losses (including Environmental Losses), liabilities (including the liability of Borrower or Lender for either party’s negligence, tort, and strict liability), damages, costs, court costs, and any and all other expenses (including Attorneys’ Fees, judgments, and amounts paid in settlement), related to, arising out of or in any way connected with any Actions. Borrower shall, at Lender’s option, appear and defend any such action and pay the cost of the defense of any such action brought against Lender, either alone or in conjunction with others, upon any such liability or claim. Borrower shall satisfy, pay, and discharge any and all judgments and fines that may be recovered against Lender in any such action. The foregoing indemnities are continuing indemnities and shall survive expiration, termination, or cancellation.

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ARTICLE XI

Security Interest

Section 11.01. Security Interest. Capitalized terms used in this Section that are not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the UCC. Borrower, as collateral security for all of the Obligations, hereby pledges, grants, bargains, mortgages, transfers, conveys, hypothecates, assigns and sets over to Lender a first priority Security Interest in, and acknowledges that Lender shall have a continuing Security Interest in, all rights, title and interest of Borrower, whether now existing or hereafter acquired or arising, in and to the following (all of the foregoing shall be hereinafter collectively referred to as the “Collateral”): (a) the Project, including (i) the Equipment (as defined in Article I hereof) and all other parts of the Project (irrespective of whether such Equipment or other parts constitute Equipment (as defined under the UCC); (ii) any related software (embedded therein or otherwise); and (iii) all accessories, equipment, parts and appurtenances appertaining or attached to the Project, and all such parts which are at any time removed therefrom so long as title thereto shall remain vested in Borrower and any and all improvements; (b) all Goods, including Equipment (as defined under the UCC), Inventory, motor vehicles, Farm Products, Accessions, Fixtures and As Extracted Collateral; (c) all Accounts, General Intangibles (including Payment Intangibles), Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper) and Instruments and other agreements, documents, contract rights of any kind, character and description, including the Support Documents, any Fuel Supply Agreements whether or not such agreements constitute Support Documents, the Construction Documents, the Permits and Related Rights, and any other engineering, architectural, design, or other agreements entered into in connection with the purchase of products and supplies or the performance of services related to the Project; (d) all Investment Property; (e) all Deposit Accounts; (f) all Letter of Credit Rights; (g) all Supporting Obligations; (h) all real property, and real property rights owned by Borrower; (i) all present and future proceeds, increases, and profits; (j) any records and data relating to any of the foregoing, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, together with all of Borrower’s right, title and interest in and to all computer software required to utilize, create, maintain, and process any such records or data on electronic media; (k) (i) the Required Accounts and any other accounts of Borrower at any financial institution at which the Required Accounts are maintained; (ii) all money, funds, credits and deposits of Borrower therefor; (iii) all additions and further deposits to and all interest earned on the accounts and instruments described in subparagraph (k)(i) above; (iv) all renewals, rollovers, newly assigned account numbers or receipt numbers, reissued or replacement instruments, receipts or certificates for the accounts and instruments or any portion of the funds represented by the accounts and instruments described in subparagraph (k)(i) above; (v) all rights to receive any proceeds or distribution from the Federal Deposit Insurance Corporation or any such successor organization or any other insurance corporation or surety which becomes obligated to pay Borrower upon the closing or termination of a financial institution; (vi) all deposit accounts of Borrower which may be maintained with or issued by any financial institution which acquires or merges with the financial institution(s) described in subparagraph (k)(i) above or any successor or which assumes the assets and liabilities of any such financial institutions; (vii) all general intangibles or payment intangibles with respect to the foregoing; and (l) any and all present and future all combinations, reclassifications, substitutions, renewals and replacements of and additions, improvements, products of, accessions and accumulations to any of the Collateral specified in subsections (a) through (k), inclusive together with all proceeds and products of the foregoing, including the rents, issues, income, profits, insurance proceeds, condemnation awards and avails thereof and all indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise in respect of any of the foregoing.

Section 11.02. Additional Provisions regarding Assignment of Support Documents and Construction Contracts. Borrower represents, covenants and warrants with respect to the Support Documents and the Construction Documents that (a) there has been no prior assignment of the Support Documents or the Construction Documents to any Person other than Lender and that Borrower has full and absolute title to the Support Documents and the Construction Documents; (b) the Support Documents and the Construction Documents are enforceable, valid agreements and are what they purport to be subject to the effect of principles of equity, bankruptcy, and/or similar laws of general application, now or hereafter in effect, relating to or affecting such enforcement; (c) Borrower is not in default under any Support Document or any Construction Document; (d) to its knowledge, all material covenants, conditions, and agreements have been performed as required in the Support Documents and the Construction Documents, except those not due to be performed until after the date of this Agreement (and such covenants, conditions, and agreements to be performed by Borrower after the date of this Agreement shall be performed by Borrower as required by the Support Documents and the Construction Documents); and (e) Borrower is transferring and assigning the Support Documents and the Construction Documents and the obligations thereunder to Lender free and clear of any and all Liens of Borrower’s own creditors. Lender does not assume the obligations of and shall not be liable for any defaults by Borrower in the performance of Borrower’s duties under any Support Documents or any Construction Documents.

Section 11.03. Purchase of Materials and Components. No Materials, components, Equipment, fixtures, or articles of personal property placed in or incorporated into the Project shall be purchased or installed under any security agreement or other agreement whereby the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider such items as personal property after their incorporation into the Project, unless otherwise authorized by Lender in writing.

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Section 11.04. Additional Provisions regarding Required Accounts. In the event that the financial institution with which the Required Accounts are maintained (a) loses or otherwise has its FDIC insurance coverage terminated; or (b) such financial institution refuses to acknowledge or recognize Lender’s first priority lien on, and control (for purposes of perfection) over, such Required Accounts or the Collateral related thereto (as described in Section 11.01(k)), then Borrower agrees upon the request of Lender to transfer such Collateral to Lender or to such other financial institution which has deposit insurance coverage and which agrees to acknowledge and recognize Lender’s lien on, and control (for purposes of perfection) over, such Collateral.

ARTICLE XII

Insurance

Section 12.01. Generally. All insurance required hereunder shall: (i) be in a form and with companies as Lender shall approve, which companies must be of a financial strength and size set forth in more detail in the minimum insurance requirements set forth on Exhibit O attached hereto and incorporated by reference herein (the “Minimum Insurance Requirements”); (ii) specify Lender as additional insured and loss payee as set forth in the Minimum Insurance Requirements; (iii) be primary, without right of contribution from any other insurance carried by Lender; (iv) include a waiver of subrogation and (v) provide that the insurance may not be canceled or altered so as to affect the interest of Lender without at least thirty (30) days prior written notice to Lender. Borrower shall promptly deliver to Lender evidence of such insurance coverage. Borrower shall not allow any adjustments to be made with insurers except with Lender’s prior written consent. Borrower hereby appoints Lender as Borrower’s attorney-in-fact to receive payment of and to endorse all checks, drafts and other documents and to take any other actions necessary to pursue insurance claims and recover payments if Borrower fails to do so, such power shall be coupled with an interest and shall be irrevocable for the term of this Agreement. Borrower shall promptly notify Lender of any occurrence, which may become the basis of a claim and shall provide Lender with all requested pertinent data. Nothing herein shall be deemed in any way to limit Borrower’s obligations under Article III hereof with respect to Acceptable Credit Support required from EPC Contractor or O&M Contractor.

Section 12.02. Borrower’s Insurance. For the period beginning on the date the work on the Project commences and ending on the date that all of Borrower’s obligations under this Agreement and all Notes are fully fulfilled, Borrower, at its expense, shall cause the Project to be insured for such amounts and against such hazards and risks as Lender may from time to time require, including: (i) special form replacement cost insurance for damage to the Equipment, Materials and any other part of the Project, which insurance shall not be less than the amount set forth in the Minimum Insurance Requirements; (ii) commercial general liability insurance insuring against liability for property damage, death and bodily injury and any other liability resulting from the transportation, construction, ownership, possession, use, operation, performance, maintenance, storage, repair or reconstruction of the Equipment, Materials and any other part of the Project which insurance as shall not be less than the amount set forth in the Minimum Insurance Requirements; (iii) environmental insurance, including pollution, in an amount not less than the amount set forth in the Minimum Insurance Requirements; (iv) such other insurance, including business interruption insurance, set forth in the Minimum Insurance Requirements; and (v) such other insurance coverage as may be customarily and reasonably required by Lender, following consultation with Borrower.

Section 12.03. EPC Contractor’s Insurance. For the period beginning on the date the work on the Project commences and ending on the date of Final Completion for said Project, Borrower shall cause EPC Contractor to maintain, at its or Borrower’s expense, the following insurance in forms and amounts satisfactory to Lender: (i) broad form contractor’s risk insurance and property damage insurance with respect to the Equipment, Materials and other parts of the Project in an amount not less than the amount set forth in the Minimum Insurance Requirements; (ii) comprehensive general liability insurance, against property damage, death and personal injury, in an amount not less than the amount set forth in the Minimum Insurance Requirements; (iii) worker’s compensation insurance at statutory amounts and Employers’ Liability Insurance in an amount not less than the amount set forth in the Minimum Insurance Requirements; (iv) environmental insurance, including pollution, in an amount not less than the amount set forth in the Minimum Insurance Requirements; and (v) such other insurance set forth in the Minimum Insurance Requirements.

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ARTICLE XIII

Miscellaneous

Section 13.01. No Waiver; Cumulative Remedies; Time is of the Essence. No failure or delay on the part of Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by or available under law. Borrower acknowledges and agrees that time is of the essence with respect to payment and performance of the Obligations.

Section 13.02. Execution in Counterparts; Effectiveness. This Agreement and the other Transaction Documents may be executed separately by Borrower, Lender and the other parties thereto in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute but one and the same instrument. This Agreement and each other Transaction Documents shall become effective when this Agreement or such other Transaction Document, as applicable, has been executed by Lender (if applicable) and when Lender has received counterparts thereof that, when taken together, bear the signatures of each of the other parties hereto or thereto, as applicable. The parties intend and agree that, for purposes of enforcing the rights of Lender against Borrower, a carbon copy, photocopy, facsimile or portable document format (“PDF”) of this Agreement or any other Transaction Document with applicable signatures thereon shall be deemed to be as binding, valid, genuine, and authentic as an original-signature document for all purposes, including all matters of evidence and the “best evidence” rules. At Lender’s request, Borrower, Pledgor or any other counterparty to this Agreement or any other Transaction Document shall re-execute original forms thereof and deliver them to Lender. No party hereto shall raise the use of a facsimile machine, PDF or email to deliver a signature or the fact that any signature document was transmitted or communicated through the use of facsimile machine or email as a defense and each such party forever waives any such defense.

Section 13.03. Integration; Amendments or Modifications. This Agreement, together with the other Transaction Documents, shall constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby and shall supersede all other written or oral agreements, representations, and negotiations with respect to such transactions. No amendment, modification, termination or waiver of any provision of this Agreement or any other Transaction Documents or consent to any departure by Borrower therefrom shall be effective unless the same shall be in writing, designated as an amendment to the Agreement or applicable Transaction Document, and signed by Lender and other applicable parties in a manner consistent with Section 13.02 hereof, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

Section 13.04. Further Assurances; Power of Attorney. Borrower will, upon demand of Lender, and at Borrower’s sole cost and expense, do and perform any other act and will execute, acknowledge, deliver, file, register, communicate, record and deposit (and will re-file, reregister, re-communicate, rerecord or redeposit whenever required) any and all further documents, instruments or records required by law or requested by Lender including financing statements or other records under the UCC as currently in force or as subsequently revised or reenacted, mortgages and such other recordations (which Lender shall have the right to file, communicate, or record wherever and whenever Lender deems prudent) for the purpose of proper protection, to the satisfaction of Lender, of Lender’s Security Interest in the Collateral or to carry out the provisions of this Agreement. Borrower further authorizes Lender and irrevocably appoints Lender as its attorney-in-fact (coupled with an interest) to enter ministerial information on this Agreement, any other Transaction Document, or other writing executed in connection with any of the foregoing, to file financing statements or to execute and deliver or otherwise authenticate and communicate any writing or record and take any other actions that Lender deems necessary or desirable or protect Lender’s interest in the Collateral or otherwise under this Agreement or any other Transaction Document. Borrower further authorizes Lender to transmit and file any such statements, ministerial changes, and other items by electronic means.

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Section 13.05. Assignment of Rights. All or any of the rights of Lender under this Agreement may be assigned, sold, or transferred by Lender, and Lender may grant participation in the financing in whole or in part at any time. If notified by Lender, Borrower shall make all payments due under this Agreement to the party designated without offset or deduction. No assignment of this Agreement, or any right or Obligation under it, may be made by Borrower or any assignee of Borrower without the prior written consent of Lender. This Agreement shall be binding upon and benefit Lender and Borrower and their respective successors and assigns. If this Agreement is assigned by Lender to a partnership or trust, the term “Lender” as used herein shall mean and include the partnership or trust and shall also include, where applicable, each partner in or beneficiary of the partnership or trust.

Section 13.06. Provisions for Exclusive Benefit of Lender. All conditions to the obligations of Lender to make Advances or other disbursements hereunder, and all approval rights of Lender and Lender’s Engineer, are imposed solely and exclusively for the benefit of Lender and its successors and assigns. No other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make Advances in the absence of strict compliance with any or all of such terms and conditions. No other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender at any time if it deems it advisable to do so.

Section 13.07. Interpretation. Any use of the term “Project” herein shall be deemed to refer equally to the Equipment, Materials and all other parts of the Project, it being the understanding of the parties that any reference to “Project” shall not be deemed to prejudice any right of Lender hereunder to require performance as to each and every part of the Project and any reference to “Equipment” or “Materials” shall not be deemed to prejudice any right of Lender to require performance as to all of the Project. All references to Sections herein, unless otherwise stated, shall refer to Sections of this Agreement. The terms “herein” or “hereunder” or like terms shall be deemed to refer to this Agreement as a whole and not to a particular section. Whenever terms such as “include” or “including” is used in this Agreement, they mean “include” or “including,” as the case may be, without limiting the generality of any description or word preceding such term. Whenever the expression “satisfactory to Lender,” “in Lender’s judgment” or similar words are used or Lender or Lender’s Engineer is granted the contractual or right to choose between alternatives or to express its opinion, the satisfaction, judgment, choices and opinions are to be made in the sole discretion of Lender or Lender’s Engineer, as applicable. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define, or limit the scope or intent of the provisions of this Agreement. Absent manifest error, the records of Lender shall be conclusive evidence with respect to the matters governed by the Transaction Documents. As used herein, all masculine pronouns shall include the feminine or neuter, and all singular terms the plural form thereof, and vice versa. The exhibits annexed hereto are incorporated herein by this reference and made a part hereof as if contained in the body of this Agreement. Nothing in any Transaction Document is deemed to limit Lender’s rights or Borrower’s Obligations hereunder or under any other Transaction Document and, in order to clarify the intention of the parties, each of Borrower and Lender expressly agrees that such documents shall be interpreted collectively in the manner that imposes the maximum restriction on Borrower and grants to Lender the maximum benefits hereunder and thereunder. All references to sections hereunder shall be deemed to refer to sections of this Agreement, unless otherwise expressly provided, whether or not “hereof,” “above,” “below,” or like words are used. Both Lender and Borrower acknowledge that this Agreement has been fully negotiated between the parties and agree that it shall be construed without regard to any presumptions against the party causing the same to be prepared. This Agreement amends and restates the Original CFA in its entirety; and is hereby, as amended and restated, ratified and confirmed in all respect. Unless the context clearly requires otherwise, all references herein to the “date of execution” or similar references shall be deemed to be references to the Effective Date notwithstanding the date this Amended and Restated Construction Financing Agreement is executed by the parties. For purposes of clarity, that certain Initial Preliminary Items Agreement, dated as of October 29, 2013, was part of the Original CFA and no longer has any separate force and effect.

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Section 13.08. Right of Setoff. As collateral security for the repayment of the Obligations of Borrower and liabilities under this Agreement and the Transaction Documents, Borrower hereby grants to Lender and Lender’s successors and assigns the right to apply, at any time and from time to time should an Event of Default exist hereunder, any and all obligations owing from Lender, or any Affiliate of Lender, to Borrower toward repayment of any sums owing from Borrower to Lender hereunder.

Section 13.09. Addresses for Notices, Etc. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for hereunder shall be in writing and sent by certified mail (return receipt requested), by a nationally recognized express courier service (such as FedEx) or personally served or delivered to the applicable party at its address indicated below:

If to Borrower:

Orbit Energy Charlotte, LLC

c/o Bluesphere Corporation

301 McCullough Drive, 4th Floor

Charlotte, NC 28262

Attention: Managing Director

If to Lender:

Caterpillar Financial Services Corporation

Cat Power Finance - Americas

2120 West End Avenue

Nashville, Tennessee 37203

Attention: Credit Manager

or, as to each party, at such other address or to the attention of such other representative as shall be designated by such party in a written notice to the other party provided in accordance with the terms of this Section. All such notices, requests, demands, and other communications shall, when mailed or sent by a courier service, be effective when deposited in the mails or with such courier service, addressed as aforesaid, except to the extent otherwise provided in Section 13.14 hereof.

Section 13.10. Costs and Expenses. Borrower agrees to pay all costs and expenses in connection with the preparation, negotiation, execution, delivery, administration, enforcement of, and/or the protection of Lender’s rights under, the Transaction Documents and/or any other documents to be delivered hereunder, including (a) title insurance premiums, recording and filing fees, transfer or mortgage taxes, documentary stamp taxes, tax service charges, appraisal fees, surveyor charges, and Lender’s third party fees and (b) Attorney’s Fees and the reasonable expenses and travel costs incurred by Lender’s Engineer. Borrower also agrees to pay on demand all losses, costs and expenses, if any (including Attorneys’ Fees and expenses), incurred in connection with the preservation of any rights of Lender under, or the enforcement of, or legal advice in respect of, the rights or responsibilities of Lender under this Agreement, the Transaction Documents, and any other documents delivered hereunder including losses, costs and expenses sustained by Lender as a result of any failure by Borrower to perform or observe its obligations contained herein or any other document related thereto. In the event that any amount due hereunder or under any other Transaction Document is not paid in full within ten (10) days of the date due (whether at stated maturity, by acceleration or otherwise), Borrower shall pay to Lender on demand, in each instance at Lender’s option and to the extent permissible under Applicable Law, five percent (5%) of such amount. Without limiting the foregoing, beginning on the date that is ten (10) days after the occurrence of such Event of Default and continuing until the earlier of the date (i) such Event of Default is cured (if such cure is permitted hereunder) or (ii) all Obligations of Borrower to Lender hereunder have been satisfied, at Lender’s option and to the extent permissible under Applicable Law, interest shall accrue on all Indebtedness to Lender at a interest rate per annum equal to five percent (5%) per annum above the highest interest rate set forth in any Note then in effect.

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Section 13.11. Binding Effect, Assignment. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns (subject to restrictions in Section 13.05 hereof).

Section 13.12. Waiver of Immunity. Borrower agrees that the activities contemplated by the Transaction Documents are commercial in nature rather than governmental or public, and therefore agrees that it is not entitled to any immunity or otherwise with respect to such activities or in any legal action or proceeding arising out of or relating to the Transaction Documents. With regard to this Agreement, Borrower and Lender hereby waive any right or claims of immunity, which may now or hereafter exist and agrees not to assert any such right or claim in any action or proceeding in any jurisdiction.

Section 13.13. Governing Law. This Agreement and the Transaction Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York and all disputes between Borrower and Lender arising out of or relating to this Agreement and/or the Notes shall be governed by the laws of the State of New York, in each case without regard to its conflict of laws provisions (other than Section 5-1401 of the New York General Obligations Law).

Section 13.14. Judicial Proceedings. Any judicial proceeding brought against Borrower with respect to the Transaction Documents may be brought in any state or federal court of competent jurisdiction located in the State of New York, and, by execution and delivery of this Agreement, Borrower accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 13.09, and service so made shall be deemed completed on the third Business Day after such service is deposited in the mail. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower hereby waives trial by jury in any judicial proceeding brought by it or Lender involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Agreement. Borrower hereby waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any action or proceeding brought in the State of New York against Borrower with respect to the Transaction Documents.

Section 13.15. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable, shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

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Section 13.16. Waiver of Consequential Damages, Etc. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, under no condition or cause of action shall Lender be liable for any interruption of service, any loss of actual or anticipated business or profits or any special, indirect, or consequential damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any loan or Advance hereunder or the use of the proceeds thereof whether such liability arises in contract, tort (including negligence or strict liability), or otherwise. To the fullest extent permitted by Applicable Law, Borrower hereby agrees that it shall not assert, and Borrower hereby waives, any and all such claims.

Section 13.17. Survival of Agreements, Representations and Warranties, Etc. All warranties, representations, and agreements made by Borrower herein or by any Person in any certificate or other document or instrument required to be delivered in connection with this Agreement shall be considered to have been relied upon by Lender and shall survive the execution and delivery to Lender of this Agreement regardless of any investigation made by Lender or on its behalf.

Section 13.18. Jury Trial Waiver. BORROWER AND LENDER EACH WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THE COLLATERAL, THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS. BORROWER AND LENDER EACH ACKNOWLEDGE THAT THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT TO THE PARTIES’ ENTERING OF THIS AGREEMENT AND THAT LENDER AND BORROWER ARE EACH RELYING UPON THE FOREGOING WAIVER IN THEIR FUTURE DEALINGS WITH EACH OTHER. BORROWER AND LENDER EACH WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVER WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ORBIT ENERGY CHARLOTTE, LLC

By:	/s/ Anwar Shareef

Name (Print):	Anwar Shareef

Title:	Managing Member

CATERPILLAR FINANCIAL SERVICES CORPORATION

By:	/s/ Roger Scott Freistat

Name (Print):	Roger Scott Freistat

Title:	Credit Manager

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APPENDIX A

TO

AMENDED AND RESTATED CONSTRUCTION FINANCING AGREEMENT

Defined Terms

“Acceptable Credit Support” has the meaning ascribed thereto in Section 3.01 of this Agreement.

“Advances” means advances of money under the Construction Note made or to be made by Lender to Borrower, the Equipment Dealer, EPC Contractor, any Subcontractor or any other designee approved by Lender, each which such advance which shall be repaid under and subject to the terms of the Notes.

“Affiliate” means any Person that: (a) directly or indirectly controls, is controlled by, or is under common control with such Person or a Subsidiary of such Person; (b) directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock or other interest of such Person or any Subsidiary of such Person; or (c) has ten percent (10%) or more of its voting stock (including partnership or member interest) directly or indirectly beneficially owned or held by such Person or a Subsidiary of such Person. As used in this definition of “Affiliate”, the term “control” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Amended and Restated Construction Financing Agreement, as amended, supplemented and modified from time to time in accordance with the terms hereof, together with all Exhibits and Schedules attached or to be attached hereto.

“Applicable Construction Loan Margin” means: (a) as of March 21, 2014, an interest rate of Six and six one-hundredths percent (6.06%) (the “Initial Applicable Construction Loan Margin”); and (b) on each date calculated under Section 2.04 for any Advance, an interest rate equal to the Initial Applicable Construction Loan Margin, increased or decreased, by the amount of the Construction Credit Spread Adjustment. However, in no event shall the Applicable Construction Loan Margin be less than five and thirty two one-hundredths percent (5.32%).

“Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, representation, warranty, covenant, instrument, document or agreement in question, including all applicable common law and equitable principles, state, and federal constitutions, statutes, rules, regulations, and orders of governmental bodies and all judicial orders, judgments and decrees.

“Applicable Term Loan Interest Rate” means: (a) as of April 3, 2014, an interest rate of Seven and Eight-Eight One-Hundredths Percent (7.88%) (the “Initial Applicable Term Loan Interest Rate”); and (b) as of the date calculated under Section 5.03 for the Advance under the Term Note, an interest rate equal to the Initial Applicable Term Loan Interest Rate, increased or decreased, by the amount of the Term Credit Spread Adjustment.

“Attorneys’ Fees” means any and all attorneys’ fees, costs and related expenses incurred by Lender (whether by Lender’s use of in-house counsel or otherwise) related to, arising out of, or in any way connected with Lender’s interests in or defense of any Action or Lender’s enforcement of its rights and interest with respect to the Project, this Agreement, or any of the other Transaction Documents, or any other instrument, document, or agreement executed in connection with or contemplated by any of the foregoing (which shall include attorneys’ fees incurred by Lender to collect sums due, during any work-out, with respect to settlement negotiations, to enforce any of its rights, or to defend Lender and which, in any bankruptcy proceeding, shall include any attorneys’ fees incurred in connection with any motion for relief from the automatic stay and any motion to assume or reject any Agreement, it being the intention of the parties that any and all attorneys’ fees incurred by Lender in connection with any bankruptcy proceeding shall constitute “actual pecuniary losses” under §365 of the Bankruptcy Code and that Borrower shall be responsible for indemnifying Lender with respect to such fees).

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“Austep Guaranties” means guaranty agreements executed by Austep Guarantor pursuant to which Austep Guarantor unconditionally guaranties the obligations of EPC Contractor and O&M Contractor, as applicable, under the EPC Agreement, O&M Agreement and Performance Guarantee Agreement, in a form and substance satisfactory to Lender.

“Austep Guarantor” means Austep S.p.A., a joint stock company formed under the laws of Italy and an Affiliate of EPC Contractor and O&M Contractor.

“Base Rate” means the London Interbank Offered Rate for deposits in Dollars for a term of three (3) months as published by the Intercontinental Exchange Benchmark Administration Ltd (“ICE”) or its successor and reported by Bloomberg (Screen LIBO Page) (the “LIBOR Rate”) as of 11:00 a.m., London Time on the day that is two London Banking Days preceding the first calendar day of the then current month or such other day of the calendar month selected by Lender (the “Reset Date”). As used herein, a “London Banking Day” means any day on which banks are required to be open for business in London, England. The applicable LIBOR Rate used to calculate the floating rate hereunder shall be adjusted on each Reset Date and, once set, the Base Rate shall remain fixed until the following Reset Date, at which time the Base Rate shall be reset to be the then current LIBOR Rate. If the LIBOR Rate as defined above is not available or is not published on any Reset Date or, in the absence of the availability of Bloomberg (Screen LIBO Page) on any Reset Date, then Lender shall, at its election, choose a substitute source for the LIBOR Rate and/or use the most recently available or next available LIBOR Rate.

“Biogas Substantial Completion” means that, and shall be deemed to have occurred when the Project has been constructed, successfully tested and commissioned such that, among other things: (a) the Project (i) is operating within all the specified parameters in the Construction Documents (other than power generation requirements), (ii) has achieved Mechanical Completion, (iii) has all Permits and Related Rights required for continuous commercial operation, and (iv) is operating and generating the Minimum Gas Amount as evidenced by Successful Completion of the applicable Performance Tests (as such terms are defined in the EPC Agreement); and (b) Borrower, and at Lender’s request, Lender, shall have received from EPC Contractor satisfactory evidence that all payrolls, bills, and other costs and expenses relating to the work performed under the Construction Documents have been paid or otherwise satisfied (including lien waivers and releases, from every Subcontractor and every other Person who provided labor, material, equipment or supplies for the work or the Project). Satisfaction of the requirements for Biogas Substantial Completion shall be determined by Lender in consultation with Lender’s Engineer.

“Borrower” has the meaning ascribed thereto in the preamble of this Agreement.

“Borrower Operating Budget” shall have the meaning ascribed thereto in the Cash Application Hierarchy Provisions.

“Borrower’s Contest Rights” means Borrower’s right to contest in good faith third party issues related to the Project where specified in this Agreement, so long as (a) it does so diligently, by appropriate proceedings, and without prejudice to Lender; (b) neither the Project nor any Collateral would be in any danger of sale, loss, or forfeiture as a result of such proceeding or contest; and (c) Borrower notifies Lender of such contest and shall, upon Lender’s request, promptly provide a bond, cash deposit, or other security satisfactory to Lender to protect Lender’s interest and security should the contest be unsuccessful.

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“Business Day” means any day other than a Saturday, Sunday or other day on which Lender is not open for the normal conduct of business or any commercial banks in the State of New York are required or authorized by law to be closed.

“Cash Application Hierarchy Provisions” means the provisions set forth on Exhibit H (Cash Application Hierarchy) to the Agreement.

“Certificate of Biogas Substantial Completion” means a Certificate of Power Substantial Completion, substantially in the form shown on Exhibit C-1, which is executed by EPC Contractor and Borrower and submitted by Borrower to Lender in accordance with the terms of this Agreement.

“Certificate of Final Completion” means a Certificate of Final Completion, substantially in the form shown on Exhibit A, which is executed by EPC Contractor and Borrower and submitted by Borrower to Lender in accordance with the terms of this Agreement.

“Certificate of Mechanical Completion” means a Certificate of Mechanical Completion, substantially in the form shown on Exhibit B, which is executed by EPC Contractor and Borrower and submitted by Borrower to Lender in accordance with the terms of this Agreement.

“Certificate of No Liens” means a Certificate, in form and substance satisfactory to Lender, issued by EPC Contractor and executed by its chief executive officer, chief financial officer, or general counsel certifying that no other Person claiming by, through or under EPC Contractor has any right, title, interest, Security Interest, claim, or Lien with respect to the Project.

“Certificate of Power Substantial Completion” means a Certificate of Power Substantial Completion, substantially in the form shown on Exhibit C-2, which is executed by EPC Contractor and Borrower and submitted by Borrower to Lender in accordance with the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means and includes individually, collectively, interchangeably and without limitation all property and assets, whether now existing or hereafter acquired or arising, granted as collateral security for the Obligations (including the collateral described in Section 11.01 of this Agreement, the collateral described in the Pledge Agreement and the collateral pledged under any Land Documents), whether granted pursuant to this Agreement, any other Transaction Document or under any other instrument, agreement or document, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, deed of trust, collateral mortgage, assignment, pledge, chattel mortgage, lien, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

“Commitment Fee” means One Hundred Seventy-Seven Thousand Eight Hundred Fifty-Two and 42/100ths Dollars ($177,852.42).

“Compost Agreement” means an agreement (together with all Exhibits and Schedules attached or to be attached thereto) between Borrower and an experienced counterparty, relating to the sale by Borrower of compost produced by the Project, which such agreement and counterparty must each be acceptable to Lender in its sole and absolute discretion and must be delivered to Lender prior to the initial Advance in accordance with the terms of Section 4.01(k).

“Construction Credit Spread Adjustment” means, on each date of calculation under Section 2.04, an amount equal to the difference (either positive or negative) between: (a) the Applicable Construction Credit Spread on March 21, 2014 (which was 0.2467%); and (b) the Applicable Construction Credit Spread on the date of calculation (determined as set forth in Section 2.05 based on indicative pricing for a one (1) year term).

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“Construction Documents” means (a) all contracts between Borrower and EPC Contractor or any Subcontractor, including the EPC Agreement, (b) the Interconnection Agreement (to the extent such Interconnection Agreement relates to construction matters); (c) all other documents listed on Schedule 1; and (d) any subcontracts with Subcontractors, materialmen, laborers, or any other Person for performance of work on the Project or the delivery of materials to the Project, and all amendments, modifications and supplements with respect to the foregoing documents and any replacements, renewals, extensions or restatements thereof, and any substitutes therefore, in whole or in part.

“Construction Note” means the variable rate promissory note substantially in the form attached hereto as Exhibit D and shall include all amendments, modifications and supplements with respect to the foregoing and any replacements, renewals, extensions or restatements thereof, and any substitutes therefor, in whole or in part other than the Term Note.

“Contingency Assurance Release Date” means the date immediately following six (6) consecutive months of Project operation with a power generating up-time of at least ninety-three and six tenths percent (93.6%) as determined by Lender in consultation with Lender’s Engineer.

“Contingency Letter of Credit” means an irrevocable standby letter of credit that: (a) secures the Obligations; (b) is in form and substance satisfactory to Lender, naming Lender as beneficiary; (c) is issued by a United States bank acceptable to Lender; and (d) is in an amount equal to or greater than One Million Five Hundred Thousand Dollars ($1,500,000).

“Contingency Reserve Account” means an account satisfying all requirements of Section 2.07(a) for Required Accounts in to which funds shall be deposited and maintained in accordance with the terms of Section 2.07(c) at Borrower’s election in lieu of Borrower providing a Contingency Letter of Credit.

“Control Agreement” means account control agreements or similar documents in form and substance satisfactory to Lender with a U.S. financial institution acceptable to Lender which shall give Lender a perfected, first priority Security Interest in, and control of, each of the Required Accounts.

“Conversion” has the meaning ascribed thereto in Section 5.01 of this Agreement.

“Conversion Date” has the meaning ascribed thereto in Section 5.01 of this Agreement.

“Conversion Date Deadline” means October 1, 2015.

“Debt Investment” has the meaning ascribed thereto in Section 2.02(b) of this Agreement.

“Debt Service Reserve Account” has the meaning ascribed thereto in Section 2.07(a) of this Agreement.

“Debt Service Reserve Required Balance” means an amount equal to six (6) future payments of principal and interest under the Notes.

“Default” means any occurrence, condition, act or failure to act which, either: (a) constitutes an Event of Default, or (b) with the giving of notice, or the passage of time, or both, may give rise if not timely cured to an Event of Default hereunder.

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“Deferred Permits and Related Rights” are Permits and Related Rights which: (a) are set forth in Schedule 6; (b) at the time of determination are not required under Applicable Law; (c) at the time of determination, are reasonably believed by Borrower to be obtainable in due course prior to the earlier of: (i) the date or phase of construction set forth in Schedule 6 with respect to such Permits and Related Rights and (ii) the date required under Applicable Law, the Construction Documents or the Support Documents.

“Disqualified Person” means any Person directly or indirectly described as being ineligible for the Tax Credits pursuant to Applicable Law; provided, however, that if Applicable Law is amended after the Effective Date, the definition of “Disqualified Person” shall be interpreted to conform to such amendments. As of the Effective Date, a “Disqualified Person” means: (a) a Federal, State, or local government (or any political subdivision, agency, or instrumentality thereof); (b) any organization described in Section 501(c) of the Code and exempt from tax under Section 501(a) of the Code; (c) any entity referred to in paragraph (4) of Section 54(j) of the Code; (d) any Person described in Section 50(d)(1) of the Code; (e) any Person who is not a “United States person” as defined in Section 7701(a)(30) of the Code, unless such Person is a foreign person or entity (other than a foreign partnership or foreign pass-through entity and the exception under Section 168(h)(2)(B) of the Code applies with respect to such Person’s distributive share of income from Borrower); and (f) any partnership or other pass-through entity (including a single-member disregarded entity) other than a real estate investment trust as defined in Section 856(a) of the Code or a cooperative organization described in Section 1381(a) of the Code, any direct or indirect partner (or other direct or indirect holder of an equity or profits interest) of which is described in clauses (a) through (e) above, inclusive, unless such Person holds its interests in the partnership or other pass-through entity indirectly through a taxable “C” corporation.

“Dollars” and the sign “$” means lawful money of the United States of America.

“Effective Date” has the meaning ascribed thereto in the preamble of this Agreement.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from, in part or in whole, (a) the presence, or release into the environment, of any Hazardous Materials at any location, whether or not owned or operated by Borrower, or (b) circumstances forming the basis of any violation, or alleged violation, of the Environmental Laws.

“Environmental Laws” means, collectively, any and all applicable local, regional, county, state, federal, national or international law, statute, treaty, directive, decision, judgment, regulation, order, ordinance permit or similar policy or common law requirement which relate to the protection of human health or the environment relating to the use, refinement, recycling, handling, treatment, storage, disposal, emissions, discharges, releases or threatened releases of Hazardous Materials (including the clean-up of Hazardous Materials in soil, sub-surface strata, surface water or ground water), including the Federal Solid Waste Act as amended by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901, et seq., and the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §7401, et seq., as the same may be amended or modified until the date of closing.

“Environmental Losses” means any liabilities, damages, penalties, costs, expenses and losses (including amounts incurred for remedial action, expenses, technical or legal support), whether vested or unvested, fixed or unfixed, actual or potential, and whether with regard to a Governmental Authority or to a private party, which arise out of the storage, treatment, release or disposal (or alleged storage, treatment, release or disposal) of Hazardous Materials into the environment by Borrower, prior owners of the Land, trespassers or parties in contractual relationship with the Borrower, whether for actions occurring before or after the date hereof, including: (a) the investigation, removal, cleanup, containment or remediation of Hazardous Materials; (b) personal injury, wrongful death or property damage cl aims; (c) claims for natural resource damages; (d) violation of Environmental Laws; or (e) any Environmental Claim.

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“EPC Agreement” means: (a) that certain Amended and Restated Turnkey Agreement for the Design, Construction and Delivery of Biogas Plant, dated as of June 5, 2014, between Borrower and EPC Contractor, together with all annexes, exhibits and schedules attached or to be attached thereto, each as amended, and all amendments, modifications and supplements with respect to the foregoing documents and any replacements, renewals, extensions or restatements thereof, and any substitutes therefore, in whole or in part to the extent allowed in accordance with the terms hereof; and (b) all instruments, agreements, documents or other written evidence of Acceptable Credit Support for the obligations of EPC Contractor thereunder.

“EPC Contractor” means Auspark LLC, a North Carolina LLC, acting as general contractor and utilizing the services of various Subcontractors in connection with construction of the Project.

“Equipment” means the generator sets branded by Caterpillar, Inc.; AMF tanks; 3 piece screw, reception systems for waste, pumps, and ancillary equipment; and all other equipment and other personal property constituting part of the Project or used in connection therewith (including the items generator sets and other property listed in Schedule 2 and including any components, equipment, supplies, fixtures, additions, accessions and similar items used in connection with the construction, completion and operation of said items).

“Equipment Dealer” means Spark S.p.A., a company organized and existing under the laws of the Italian Republic.

“Equity” has the meaning ascribed thereto in Exhibit N (Financial Covenants).

“Equity Investment” has the meaning ascribed thereto in Section 2.02(a) of this Agreement.

“Equity Investment Deficiency” has the meaning ascribed thereto in Section 2.02(a) of this Agreement.

“Estimated Project Cost” means the estimated amount of the total Project Costs, which amount: (a) is estimated as of the date this Amended and Restated Construction Financing Agreement is executed to be Twenty Two Million Nine Hundred Thousand Dollars ($22,900,000); and (b) is subject to adjustment in accordance with Section 2.02(a) hereof.

“Event of Default” has the meaning set forth in Section 9.01.

“Extraordinary Proceeds” means: (a) liquidated damages or other amounts owed to Borrower under any Construction Document or Support Document, including any amounts owed by EPC Contractor under the EPC Agreement or by O&M Contractor under the O&M Agreement or Performance Guarantee Agreement; (b) any amounts and proceeds of any kind payable in respect of any taking, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to any material part of the Project, any Membership Interests or any other assets of Borrower; and (c) any proceeds of any insurance policies required hereunder or otherwise obtained by Borrower or its Affiliates with respect to the Project or its operations, including any business interruption insurance proceeds. Nothing in this definition (including references to proceeds) constitutes an authorization of any sale, lease, transfer, or other disposition of Collateral.

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“Final Completion” means that, and shall be deemed to have occurred when: (a) Power Substantial Completion has occurred; (b) the Project is capable of commercial operation on a continuous basis; (c) all Punch List Items have been completed (except for such items that Borrower and Lender agree in writing may be delayed); (d) all warranties, design materials, operation and maintenance manuals, schematics, spare parts lists, design and engineering documents, performance testing data, “as-built” drawings and surveys, and such other items as are required by the Construction Documents have been delivered to Borrower and, at Lender’s request, to Lender; (e) all other duties and obligations of EPC Contractor and Subcontractors under the Construction Documents have been fully performed; (f) all of the Subcontractor’s personnel, supplies, equipment, waste materials, rubbish and temporary facilities have been removed from the Land; (g) Borrower, and at Lender’s request, Lender, shall have received from EPC Contractor satisfactory evidence that all payrolls, bills, and other costs and expenses relating to the work performed under the Construction Documents have been paid or otherwise satisfied (including lien waivers and releases, from every Subcontractor and every other Person who provided labor, material, equipment or supplies for the work or the Project); and (h) all other requirements in the Construction Documents with respect to completion of the Project have been satisfied. Satisfaction of the requirements for Final Completion shall be determined by Lender in consultation with Lender’s Engineer.

“Financial Model” means the pro forma financial statements and projections of revenue and expenses and cash flows with respect to Borrower and the Project, in each case as described on Exhibit E, as the same are updated by Borrower with the prior written approval of Lender in accordance with Section 2.10 hereof.

“Force Majeure Event” means each of the following events so long as such events are not reasonably foreseeable and are beyond the control of the affected party: acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or any state or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornadoes; storms; droughts; floods; arrests; restraint of government and people; explosions; breakage, malfunction or accident to facilities, machinery, transmission pipes or canals; partial or entire failure of utilities; shortages of labor, materials, supplies or transportation.

“Fuel Supply Agreement” means one or more agreements entered into between Borrower and counterparties acceptable to Lender relating to the supply of methane/fuel or methane/fuel producing materials necessary or desirable for operation of the Project and all Exhibits and Schedules attached or to be attached thereto; each as amended, supplemented, modified, replaced, renewed, extended or restated in accordance with the terms hereof. Each such Fuel Supply Agreement shall be in a form and substance acceptable to Lender.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination. Unless waived by Lender such principles shall be followed in the preparation of all financial statements provided to Lender in accordance with the terms of this Agreement or any other Transaction Document.

“Governmental Authority” means any international or national governmental body, any state, provincial, regional, local, municipal or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means any and all hazardous materials, toxic substances, radioactive substances, hazardous wastes, special wastes, controlled wastes, oils, petroleum and petroleum products, hazardous chemicals, asbestos, polychlorinated biphenyls (PCBs), air pollutants, hazardous air pollutants and any other materials which may be harmful to human health or the environment and which are now or at any time during the term of this Agreement regulated or controlled under Environmental Laws in any of the jurisdictions in which Borrower has operated or is operating.

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“Indebtedness” means all items of indebtedness which, in accordance with GAAP, would be deemed a liability of a Person as of the date as of which such indebtedness is to be determined, and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable, whether by reason of any agreement to acquire such indebtedness, to supply or advance sums, or otherwise. Without limiting the scope of the foregoing, such term shall include (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising and paid in the ordinary course of business, (d) all lease obligations whether or not such obligations are required to be capitalized for financial reporting purposes in accordance with GAAP, (e) all debts secured by any mortgage, lien, pledge, attachment, charge, or other Security Interest or encumbrance of any kind in respect of any property or upon the income or profits therefrom, whether or not such debt is assumed by the party granting such security, and (f) all debt of third Persons guaranteed by such Person.

“Intellectual Property Rights” shall mean the intangible legal rights, titles and interests evidenced by or embodied in (a) any idea, design, concept, technique, invention, discovery, or improvement thereon, whether or not patentable, but including patents, patent applications and patent disclosures (together with all re- issuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof), and (b) any work of authorship, whether or not copyrightable, but including copyrights and any moral rights recognized by law, and (c) all trademarks, trade names, trade dress, trade secrets, know-how and confidential information, and (d) any other similar rights, on a worldwide basis.

“Interconnection Agreement” means that certain Interconnection Agreement between Borrower and Power Purchaser, dated November 25, 2013 and executed December, 2013, and any and all attachments, exhibits and schedules thereto, each as amended, supplemented and modified from time to time in accordance with the terms hereof.

“Knowledge” means, with respect to representations and warranties or notice obligations qualified to Borrower’s knowledge, that no officer, manager or employee of Borrower is aware, or would be aware after reasonable inquiry, of any facts that would give such Person knowledge or notice that any such representations or warranties are false or that such events have occurred that require notice to Lender.

“Land” means the property to be purchased located at 600 Johnson Road, Charlotte, North Carolina 28206, or other location approved by Lender, upon which the Project is or will be constructed and operated, including any or other real property necessary or desirable for operation of the Project.

“Land Documents” means documents acceptable to Lender with respect to the Land, including: (a) any deed, lease, easement, right of way, license, waiver, or other document conveying to Borrower a fee interest, leasehold, or other rights with respect to, the Land and any adjoining property necessary for access to the Land or operation of the Project including any recorded memorandum or short form of such document recorded in the public records; (b) documents acceptable to Lender, including a mortgage, deed of trust, or security deed, conveying to Lender a Lien in the Land and to the extent necessary for operation of the Project, any interest of the Borrower in adjoining property; (c) all amendments, modifications, and supplements with respect to the foregoing documents; and any replacements, renewals, extensions or restatements thereof, and any substitutes therefor, in whole or in part.

“Lender” has the meaning ascribed thereto in the preamble of this Agreement.

“Lender’s Engineer” means one or more Persons hired or contracted by Lender from time to time for purposes of monitoring, verifying or otherwise assisting with engineering, operational and technical aspects under this Agreement.

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“Lien” means any mortgage, deed of trust, pledge, Security Interest, hypothecation, assignment, deposit arrangements, encumbrance, lien (statutory or other), privilege, or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement), any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.

“Major Maintenance Reserve Account” has the meaning ascribed thereto in Section 2.07(a).

“Major Maintenance Reserve Required Balance” shall have the meaning ascribed thereto in the Cash Application Hierarchy Provisions.

“Material Adverse Event” means, with respect to any Person, any change, condition, event, occurrence or circumstance which could reasonably be expected to have a material adverse effect on (a) the business, property, condition (financial or otherwise) or results of operations of such Person; (b) the ability of such Person to fully and timely pay all amounts due from, and perform all Obligations owed by, such Person under the Transaction Documents to which it is a party; (c) Lender’s Lien or rights under the Security Documents; or (d) the validity or enforceability of any of the Transaction Documents.

“Materials” means the inventory, raw material, metal, supplies, and other goods used in connection with the construction of the Project, including the Equipment.

“Maximum Debt Percentage” means (a) Sixty and Three Tenths Percent (60.3%) as of the Effective Date; and (b) is subject to decrease pursuant to the terms of Section 2.02.

“Maximum Loan Amount” shall mean Thirteen Million Eight Hundred Thousand Dollars ($13,800,000).

“Mechanical Completion” means that, and shall be deemed to have occurred when: (a) construction of the Project has been completed in accordance with the Plans and Specifications; (b) all Equipment and other components of the Project has passed all standard and required electrical testing, hypot, megger testing, flushing and pressure testing of piping, and all other applicable testing per codes and guides, including any applicable Caterpillar Application and Installation Guides; and (c) the Project is ready to be tested and commissioned. Satisfaction of the requirements for Mechanical Completion shall be determined by Lender in consultation with Lender’s Engineer.

“Membership Interests” means all of the following assets, properties and rights now existing or hereinafter created or arising: all membership interests, stock, partnership interest or other legal or beneficial interests (or other ownership or profit interests in) Borrower; all of the warrants, options or other rights for the purchase or acquisition of membership interests of (or other ownership or profit interests in) Borrower; all of the securities convertible into or exchangeable for membership interests of (or other ownership or profit interests in) Borrower or warrants, rights or options for the purchase or acquisition of such membership interests (or such other interests); and all of the other ownership or profit interests in Borrower, whether voting or nonvoting, and whether or not such membership interests, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“Note” means the Construction Note, the Term Note and any other promissory note, instrument or similar document that Borrower executes in connection with this Agreement and which evidences Borrower’s promise to pay Indebtedness owed by Borrower to Lender in connection with the transactions contemplated by this Agreement together with interest at the rate set forth therein (with all modifications and amendments thereto). “Notes” shall collectively mean all such Notes.

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“O&M Agreement” means: (a) that certain Service, Maintenance and Operation Agreement (Contract N.SER_0356-2014-GEST), dated as of June 5, 2014, between Borrower and O&M Contractor, together with all annexes, exhibits and schedules attached or to be attached thereto, each as amended, and all amendments, modifications and supplements with respect to the foregoing documents and any replacements, renewals, extensions or restatements thereof, and any substitutes therefore, in whole or in part to the extent allowed in accordance with the terms hereof; and (b) all instruments, agreements, documents or other written evidence of Acceptable Credit Support for the obligations of O&M Contractor thereunder.

“O&M Contractor” means Austep USA Inc., a Delaware corporation, acting as contractor and utilizing the services of various Subcontractors in connection with services and performance rendered under the O&M Agreement and the Performance Guarantee Agreement.

“Obligations” means individually, collectively and interchangeably, all Indebtedness, duties, liabilities and obligations of Borrower to Lender of any class or nature, whether arising under or in connection with this Agreement and/or the other Transaction Documents or otherwise, whether now existing or hereafter incurred, direct or indirect, absolute or contingent, secured or unsecured, matured or unmatured, joint or several, whether for rent, principal, interest, fees, expenses, lease obligations, indemnities or otherwise, including future advances of any sort, all future advances made by Lender for Taxes, insurance and/or repairs to or maintenance of the Collateral, the unpaid principal amount of, and accrued interest on, the Advances hereunder, and any expenses of collection or protection of Lender’s rights, including Attorneys’ Fees and other charges chargeable to Borrower under any Transaction Document.

“Operating Account” has the meaning ascribed thereto in Section 2.07(a).

“Operating Plan” means a written plan, in form and substance satisfactory to Lender in consultation with Lender’s Engineer, addressing operation and maintenance of the Project during the term of the Term Note.

“Original CFA” has the meaning ascribed thereto in the Recitals to this Agreement.

“Original Financial Model” means the Financial Model provided by Borrower to Lender in connection with the initial Advance pursuant to Section 4.01(j) hereof, as described on Exhibit E

“Performance Guarantee Agreement” means: (a) that certain Performance Guarantee Agreement, dated as of June 5, 2014, between Borrower and O&M Contractor (together with all annexes, exhibits and schedules attached or to be attached thereto, each as amended, and all amendments, modifications and supplements with respect to the foregoing documents and any replacements, renewals, extensions or restatements thereof, and any substitutes therefore, in whole or in part to the extent allowed in accordance with the terms hereof) pursuant to which O&M Contractor guaranties the Project’s performance, including utilization rate of at least ninety percent (90%) during the first twenty-four months following Conversion; and (b) all instruments, agreements, documents or other written evidence of Acceptable Credit Support for the obligations of O&M Contractor thereunder.

“Permitted Changes” means such changes as are consented to by Lender in writing.

“Permitted Liens” means (a) any Lien which may be granted to Lender; (b) any Liens set forth on Schedule 5 hereto; and (c) any Liens with respect to work, labor, Equipment, and Materials done, supplied, performed, or furnished under the EPC Agreement prior to such application for an Advance which are to be released upon the receipt of the payment covered by such application for such Advance.

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“Permitted Ownership Acquisition” shall mean the acquisition of the Membership Interest in Borrower by Binosphere, LLC, and the subsequent acquisition by Pledgor of such Membership Interests from Binosphere, LLC; provided, however, no such acquisition shall constitute a Permitted Ownership Acquisition until such time as Lender has reviewed and approved of the same, in its sole and absolute discretion, as set forth in Section 4.01(a) of this Agreement).

“Permits and Related Rights” means all city, county, state, federal, governmental, or other permits, authorizations, tags, licenses, certificates, and any other documents, instruments, agreements, requisite approvals or rights necessary in order to construct the Project and in order to use and operate the Project, including environmental, construction, operating and air permits, licenses and other rights, including all Deferred Permits and Related Rights listed on Schedule 6.

“Person” means an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and a government (whether national, federal, state, county, municipal or otherwise) or agency or political subdivision thereof.

“Phase I ESA” has the meaning ascribed thereto in Section 4.01(r) of this Agreement.

“Plans and Specifications” means the plans and specifications for the Project that are referenced in the Construction Documents and that have been approved by Lender, together with any Permitted Changes.

“Pledge Agreement” means a Non-Recourse Pledge Agreement that is in form and substance satisfactory to Lender and each Pledgor, each in their sole and absolute discretion, pursuant to which each Pledgor pledges 100% of the Membership Interest in Borrower to Lender as collateral security for all of the Obligations.

“Pledgor” means REF Bluesphere, LLC, a Delaware limited liability company, the owner of one hundred percent (100%) of the Membership Interests in Borrower.

“Power Purchase Agreement” means that certain Amended and Restated Renewable Energy Power Purchase Agreement, dated October 12, 2012, between Borrower and Power Purchaser, as amended by that certain First Amendment to the Amended and Restated Renewable Energy Purchase Agreement, dated April 25, 2013, and as further amended by that certain Second Amendment to the Amended and Restated Renewable Energy Purchase Agreement, dated January 31, 2014 (together with all Exhibits and Schedules attached or to be attached thereto, and as amended, supplemented, modified, replaced, renewed, extended or restated in accordance with the terms hereof).

“Power Purchaser” means Duke Energy Carolinas LLC, a North Carolina limited liability company.

“Power Substantial Completion” means that, and shall be deemed to have occurred when the Project has been constructed, successfully tested and commissioned such that, among other things: (a) the Project (i) is operating within all the specified parameters in the Construction Documents, (ii) has achieved Mechanical Completion and Biogas Substantial Completion, (iii) has achieved commercial operation; (iv) has all Permits and Related Rights required for continuous commercial operation, and (v) is operating and generating the specified output pursuant to the EPC Agreement and the Power Purchase Agreement, and is supplying power to the Power Purchaser in full accordance with the Purchase Power Agreement; (b) a successful operational performance test of the Project for its intended use shall have been completed demonstrating that Project performance criteria of electrical generation, heat rate and emission levels have been met and are satisfactory; and (c) Borrower, and at Lender’s request, Lender, shall have received from EPC Contractor satisfactory evidence that all payrolls, bills, and other costs and expenses relating to the work performed under the Construction Documents have been paid or otherwise satisfied (including lien waivers and releases, from every Subcontractor and every other Person who provided labor, material, equipment or supplies for the work or the Project). Satisfaction of the requirements for Power Substantial Completion shall be determined by Lender in consultation with Lender’s Engineer.

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“Prepayment Calculation Rate” means: (a) for prepayments under the Construction Note, a rate equal to Ten Percent (10%); and (b) for prepayments under the Term Note, a rate equal to (i) five percent (5%) of the total principal sum due under the Note if prepayment is made on or before the first anniversary of the Conversion Date; (ii) four percent (4%) of the total principal sum due under the Note if prepayment is made after the first anniversary, but on or before the second anniversary, of the Conversion Date; (iii) three percent (3%) of the total principal sum due under the Note if prepayment is made after the second anniversary, but on or before the third anniversary, of the Conversion Date; (iv) two percent (2%) of the total principal sum due under the Note if prepayment is made after the third anniversary, but on or before the fourth anniversary, of the Conversion Date; (v) one percent (1%) of the total principal sum due at such time if prepayment is made after the fourth anniversary of the Conversion Date.

“Project” means the anaerobic digester facility capable of producing 5.2 megawatts of electricity, located upon the Land, including the Equipment and Materials, and any improvements on the Land to be planned, constructed, and completed by EPC Contractor and its Subcontractors in accordance with the Construction Documents and Prudent Engineering Practices.

“Project Costs” means the following costs and expenses incurred by Borrower in connection with the Project: (i) costs incurred by Borrower under the EPC Agreement or any other Construction Document or otherwise related to the acquisition, site preparation, design, engineering, construction, installation, start-up, and testing of Project, including the costs of purchasing the Land and purchasing, constructing and delivering Equipment, Materials, and other components of the Project; (ii) to the extent approved by Lender, financial, accounting, legal, surveying and consulting fees, financing fees and expenses or other fees and expenses incurred by Borrower in connection with the development of the Project and the consummation of the transactions contemplated by this Agreement; (iii) the amount required to fund the Debt Service Reserve Account to the Debt Service Reserve Required Balance on or before the Conversion Date; and (iv) all other costs and expenses otherwise approved in writing by Lender. For purposes of clarity, none of the funds to be deposited into the Contingency Reserve Account shall constitute a Project Cost hereunder and all such amounts must be paid with cash from an addition to Equity funded by a source other than Retained Earnings.

“Project Element” means each significant category of work or expenses for the Project as set out in the Schedule of Values including major equipment, procurement, engineering, civil, mechanical, electrical, testing and commissioning and all other costs related to such category.

“Prudent Engineering Practices” means those practices, methods, specifications, and standards of safety and performance as are commonly used by reputable contracting and engineering firms.

“Punch List Items” means, with respect to the Project, those items of work approved by Lender, minor in nature, which have not been completed by EPC Contractor or any Subcontractor prior to the date of issuance of the Certificate of Power Substantial Completion and which are not material to the operation of the Project in the normal course of business and which can be completed without interfering with the operation of the Project.

“Qualifying Costs” means Project Costs expended by Borrower in respect of “specified energy property” within the meaning Applicable Law relating to the Tax Credits and that are properly includable in the tax basis of such property in accordance with the such Applicable Law.

“Required Accounts” means the Debt Service Reserve Account, the Revenue Account, the Major Maintenance Reserve Account and the Operating Account. In the event Borrower elects to provide a Contingency Reserve Account in lieu of a Contingency Letter of Credit pursuant to the terms of Section 2.07(c), such Contingency Reserve Account shall also be a “Required Account” until the Contingency Assurance Release Date.

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“Required Consents” means such consents and collateral assignments required by Lender pursuant to which the counterparties to the Construction Documents and Support Documents (a) consent to certain collateral assignments made by Borrower to Lender; and (b) provide to Lender certain cure, step-in and other rights with respect to such Construction Documents and Support Documents (provided, however, that Required Consents shall only be necessary with respect to Required Fuel Supply Agreements to the extent provided in Section 7.08(b) hereof). Each such Required Consent shall be in a form and substance acceptable to Lender.

“Required Equity Percentage” means: (a) Thirty-Nine and Seven Tenths Percent (39.7%) as of the Effective Date; and (b) is subject to increase pursuant to the terms of Section 2.02 hereof.

“Required Fuel Supply Agreements” has the meaning ascribed thereto in Section 7.08(b) of this Agreement.

“Retainage” has the meaning ascribed thereto in Section 2.03(b) of this Agreement.

“Retained Earnings” has the meaning ascribed thereto in Exhibit N (Financial Covenants).

“Revenue Account” has the meaning ascribed thereto in Section 2.07(a).

“Revenues” means all amounts received by or for the account of Borrower, including: (a) all cash or other amounts paid to Borrower in connection with any Support Documents or Construction Documents (including Extraordinary Proceeds), (b) all interest and investment earnings paid to Borrower or into the Required Accounts on amounts on deposit in the Required Accounts, (c) all insurance proceeds that are not paid directly to Lender, including any amounts paid to Borrower pursuant to insurance policies required pursuant to the Transaction Documents or otherwise obtained by Borrower with respect to the Project, including insurance relating to business interruption or delayed start-up; (d) amounts received from any Person pursuant to one or more agreements pursuant to which the proceeds of federal or state tax credits or grants are monetized; and (e) all other cash or other amounts paid to Borrower.

“Schedule of Values” means a schedule of the costs of the Project which (a) is in a form and substance acceptable to Lender, in its sole discretion, and referenced in Exhibit F attached hereto; and (b) discloses for each Project Element the following: (i) a general description of the Project Element; and (ii) the Scheduled Value which is used by Lender to approve Advances in accordance with the terms hereof. Any changes in Scheduled Values or addition of Project Elements must be approved in writing by Lender.

“Scheduled Value” means, for each Project Element set forth on the Schedule of Values, the amount of Project Cost budgeted for that particular Project Element.

“Security Documents” means individually, collectively, interchangeably and without limitation any agreements, promises, covenants, arrangements, understandings or other agreements, including all UCC financing statements, this Agreement, the Pledge Agreement, the Land Documents and the Required Consents, whether created by law, contract, or otherwise, evidencing, governing, representing, perfecting or creating a Security Interest, or otherwise securing payment of the Obligations, as the same may be amended, renewed, replaced, refinanced, consolidated or substituted from time to time.

“Security Interest” means individually, collectively, interchangeably and without limitation any and all present and future mortgages, deeds of trust, pledges, hypothecations, assignments, security interests, Liens and other encumbrances directly or indirectly securing the repayment of the Obligations, whether created by law, contract, or otherwise.

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“Subcontractor” means any Person other than EPC Contractor that is providing Equipment, Materials, goods or services for the Project under any Construction Documents (and shall include Equipment Dealer even if Equipment Dealer contracts directly with Borrower).

“Subsidiary” means, as to any Person, means another Person of which partnership interests, member interests, shares of stock or other similar ownership interests having ordinary voting power (other than interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors, general partner, manager, managing partner or other governing body or management Person or group of such Person are at the time owned, or the management of which is otherwise controlled, directly, or indirectly, through one or more intermediaries, or both, by such Person.

“Support Documents” means the Power Purchase Agreement, the Required Fuel Supply Agreements, the Compost Agreement, any deed or other document evidencing Borrower’s ownership interest in (or rights with respect to) the Land, the Performance Guarantee Agreement, the O&M Agreement, the Interconnection Agreement (to the extent such Interconnection Agreement relates to non-construction matters) and all other documents listed on Schedule 3, each of which must be in form and substance satisfactory to Lender, and all amendments, modifications and supplements with respect to the foregoing documents and any replacements, renewals, extensions, or restatements thereof, and any substitutes therefor, in whole or in part.

“Tax Credits” means production tax credits, investment tax credits or other tax credits for specified energy property provided for under the Code, including Sections 45 or 48 thereof.

“Tax Credit Recapture Event” means a determination by Internal Revenue Service or other Governmental Authority that all or any portion of the Tax Credits shall be recaptured, disallowed or invalidated for any reason, including as a result of (a) any disposal of specified energy property for which Borrower received any Tax Credits, (b) any transfer of any direct or indirect equity interest in Borrower to any Disqualified Person, (c) a determination, following the receipt of the Tax Credits, that Borrower or the Project does not qualify for Tax Credits, or (d) for any other reason, including impermissible cessation of energy production from the Project.

“Tax Credit Recapture Liabilities” means an amount equal to (i) the amount of the Tax Credit is recaptured, disallowed, or invalidated as a result of a Tax Credit Recapture Event plus (ii) any associated interest and penalties or other amounts imposed in connection with such recapture or disallowance.

“Taxes” means any and all present or future sales, use, personal property, excise, gross receipts, income, franchise, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholdings, turnover taxes, value added taxes or other charges of whatsoever nature (excluding taxes measured by Lender’s net income by the United States or any state thereof) that may now or hereafter be imposed or asserted by any foreign, state or local governmental body, agency, jurisdiction or any political subdivision thereof or any taxing authority therein and all interest, penalties, fine, additions or similar liabilities with respect thereto.

“Term Credit Spread Adjustment” means, on the date of calculation under Section 5.03, an amount determined by Lender to take into account any incremental increases or decreases, as applicable, to Lender’s cost of funds (determined as set forth in Section 2.05 based on indicative pricing for a ten (10) year term) and all then applicable lending and borrowing market conditions.

“Term Note” means the fixed rate promissory note substantially in the form attached hereto as Exhibit G, subject to adjustments as provided in Section 5.03, and shall include all amendments, modifications and supplements with respect to the foregoing and any replacements, renewals, extensions or restatements thereof, and any substitutes therefor.

“Tipping” has the meaning ascribed thereto in the Recitals to this Agreement.

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“Transaction Documents” means this Agreement, the Notes, the Security Documents, and other documents executed on or after the date hereof that expressly relate hereto (as the foregoing may be amended, supplemented and modified from time to time in accordance with the terms hereof), together with all Exhibits and Schedules attached or to be attached to the foregoing. For purposes of clarity, the term “Transaction Documents” expressly excludes any commitment letters, proposals or other similar documents executed in connection herewith.

“UCC” means the Uniform Commercial Code as in effect in the State of New York on the date of this Agreement; except to the extent that the validity or perfection of any Lien or provisions regarding enforcement thereof requires application of the laws of a state other than the State of New York.

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